UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2005

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of Leggett & Platt, Incorporated to be held on Wednesday, May 4, 2005, at 10:00 a.m. local time, at the Company’s Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri. Driving directions to the Cornell Conference Center are included on the back inside cover of this proxy statement.

The enclosed proxy statement contains three proposals from your Board of Directors: (1) the election of 11 directors, (2) the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2005, and (3) the amendment and restatement of the Company’s Flexible Stock Plan. I encourage you to vote FOR each of the proposals.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares by telephone at 1-800-758-6973, by Internet at www.eproxyvote.com/leg or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

Thank you for your continued support of Leggett & Platt.

Sincerely,

LEGGETT & PLATT, INCORPORATED

/s/ Felix E. Wright
Felix E. Wright
Chairman of the Board and Chief Executive Officer

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri 64836, on Wednesday, May 4, 2005, at 10:00 a.m. local time:

1.	To elect eleven (11) directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2005;

3.	To approve an amendment and restatement of the Company’s Flexible Stock Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on February 28, 2005.

An Annual Report to Shareholders outlining the Company’s operations during the fiscal year ended December 31, 2004 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors

Ernest C. Jett

Secretary

Carthage, Missouri

March 23, 2005

Leggett & Platt, Incorporated

ANNUAL MEETING—MAY 4, 2005

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Leggett & Platt, Incorporated (the “Company” or “Leggett”) is providing these materials to you in connection with the Company’s annual meeting of shareholders on May 4, 2005. These materials were first sent to our shareholders on March 23, 2005. As a Leggett shareholder, you are entitled and encouraged to vote on the items of business presented in these proxy materials. You are invited to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders containing financial statements of the Company for the year ended December 31, 2004 has been enclosed in the same mailing with this proxy statement.

You also may request a free copy of our Form 10-K, without exhibits, by writing to the address below, or you may access it in the Investor Relations section of our website at www.leggett.com.

Leggett & Platt, Incorporated Attn: Investor Relations No. 1 Leggett Road Carthage, MO 64836

What business will be voted on at the annual meeting?

Shareholders will vote on the following business items at the annual meeting:

•	The election of eleven (11) directors

•	The ratification of PricewaterhouseCoopers LLP as our independent auditors for 2005

•	The approval of the amendment and restatement of the Flexible Stock Plan

•	Any other business that is properly brought before the meeting

How does the Board recommend that I vote?

The Board recommends that you vote FOR each of the director nominees and FOR each of the proposals.

What shares can I vote?

The only class of outstanding voting securities is the Company’s $.01 par value common stock. Each share of common stock issued and outstanding as of the close of business on February 28, 2005, the record date, is entitled to one vote on each matter submitted to a vote at the annual meeting. As of the record date, we had 190,615,239 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock owned by you as of the record date. This includes (i) shares held directly in your name as the shareholder of record, including shares acquired through Company benefit plans, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.” As summarized below, there are some differences between shares held of record and those held in street name.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, UMB Bank, you are considered the shareholder of record and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If you hold shares in a brokerage account or through some other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee. You may vote your shares by any of the options listed on the voting instruction card.

How do I submit my vote?

Included with these proxy materials is a proxy card or voting instruction card. Specific voting instructions are included on the card. Generally, you may vote by telephone, by Internet, by signing and returning the proxy or voting instruction card, or in person at the meeting. If you vote by telephone or by Internet, you do not need to return the proxy or voting instruction card. You will need to have your proxy or voting instruction card in hand if you vote by telephone or Internet.

Can I change my vote?

You may change your vote at any time prior to the vote at the annual meeting, except that voting instructions for shares that are owned by you and held in certain of the Company’s benefit plans must be received by an earlier date specified in the voting instructions. If you are a shareholder of record, you may change your vote by (i) submitting a proxy (including a proxy by telephone or Internet) bearing a later date, (ii) providing written notice of revocation to the Secretary of the Company at or prior to the annual meeting, or (iii) attending the annual meeting and voting in person. If you hold shares as the beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee or, if you have obtained a legal proxy from your broker, by voting in person at the annual meeting.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present or represented by proxy in order to meet the quorum requirement for the transaction of business at the annual meeting. Both abstentions and broker non-votes (described in the following question) are counted for the purpose of determining a quorum. If a quorum is not present, the annual meeting may be adjourned for not more than 90 days to reach a quorum.

How are votes counted?

In the election of directors, you may vote FOR all of the nominees or WITHHOLD your vote with respect to one or more of the nominees. For the other proposals, you may vote FOR, AGAINST or ABSTAIN. An ABSTAIN vote has the same effect as a vote AGAINST the proposal. Our bylaws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote for the election of directors and approval of all proposals.

If you are a shareholder of record and you return a proxy card without marking one or more proposals, your proxy will be voted for those unmarked proposals in accordance with the recommendation of the Board (FOR the election of each nominee for director and FOR the remaining proposals).

However, if you hold shares in street name through a broker and you do not provide voting instructions on one or more proposals, your broker may only vote on your behalf for those proposals that are considered routine. A broker non-vote occurs when a broker returns a proxy card that is unmarked on one or more proposals because the broker lacks authority to vote on those matters without instructions from the beneficial owner. Broker non-votes will not affect the vote on any proposal, except proposal three (see below).

New York Stock Exchange (“NYSE”) rules require an additional level of shareholder approval for proposal three, approval of amendment and restatement of the Company’s Flexible Stock Plan. For approval of this proposal, (i) a majority of the votes cast must be FOR votes, and (ii) the total number of votes cast must be more than 50% of those shares entitled to vote on the proposal. Broker non-votes will be excluded from the tabulation of the votes cast for this proposal, so they will have no effect on the first requirement. However, a high number of broker non-votes could result in the proposal not meeting the second requirement of 50% of the shares entitled to vote on the proposal.

If we do not receive voting instructions for shares held in the Stock Bonus Plan, the Company will direct the Plan Trustee to vote those shares in accordance with the recommendation of the Board.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the entire cost of preparing, assembling, printing and mailing these proxy materials to solicit votes for the annual meeting. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur. There is no charge to the shareholder for telephone voting.

We have engaged Georgeson Shareholder to assist in the solicitation of proxies by mail or telephone, in person, or otherwise. Georgeson’s fee is expected to be $10,000 plus expenses. If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, may request the return of proxies personally or by telephone, facsimile or the Internet. The extent to which this will be necessary depends on how promptly proxies are received.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting tabulations at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the second quarter of 2005.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted a procedure known as “householding,” which has been approved by the Securities and Exchange Commission (“SEC”). Under this procedure, we may send one proxy statement and annual report to multiple shareholders of record sharing the same address, unless a shareholder has withheld consent for householding. Each shareholder at a given address will receive a separate proxy card. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, contact UMB Bank at 1-800-884-4225 or send written instructions to UMB Bank, P.O. Box 410064, Kansas City, MO 64141-0064. If you no longer wish to participate in householding, you must provide written notification to UMB Bank to withhold your consent for householding.

Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and wish to receive another set of proxy materials this year, you may request an additional copy by calling or writing to us at:

Leggett & Platt, Incorporated Attn: Investor Relations No. 1 Leggett Road Carthage, MO 64836 1-800-888-4569

To ensure that you receive multiple copies in the future, please contact UMB Bank at the number or address in the preceding question to withhold your consent for householding.

How do I access proxy materials on the Internet?

You can access Leggett’s annual report and proxy statement on our website at www.leggett.com. For future meetings, registered shareholders can save the Company the expense of mailing printed proxy materials by consenting to receive them in electronic format instead. You can choose this option by completing the required information at www.econsent.com/leg. Your choice will remain in effect until you revoke it.

By choosing to receive the annual meeting materials online, you are also agreeing that the online notice of the annual meeting is equivalent to the personal delivery of written notice. If you choose this option, prior to the next annual meeting you will receive an e-mail notice that will provide the links to the annual meeting materials online. This e-mail notice will also provide instructions to vote your proxy online.

You may always cancel your consent or specifically request that a copy of the proxy materials be sent to you. To change or revoke your consent, follow the instructions on www.econsent.com/leg.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings by either presenting them for inclusion in the Company’s proxy statement or by undertaking the solicitation of votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on the Corporate Governance section of our website at www.leggett.com. Notices specified for the types of shareholder actions set forth below must be addressed to:

Leggett & Platt, Incorporated Attn: Corporate Secretary No. 1 Leggett Road Carthage, MO 64836

Shareholder Proposal Included in Proxy Statement

If you intend to present a proposal at the 2006 annual meeting, SEC rules require that the Secretary of the Company receive the proposal at its principal executive offices by November 24, 2005 for possible inclusion in the proxy statement. We will determine whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement

If you intend to submit a proposal at the 2006 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal. Notification will be considered timely if it is received no earlier than December 5, 2005 and no later than January 24, 2006. The notice must include a description of the proposed business, the name and address of the shareholder and number of shares held, any material interest of the shareholder in the business, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law.

The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement

If you wish to recommend a director candidate to the Nominating & Corporate Governance Committee for possible inclusion in the proxy statement, please see the notice and information requirements contained in the section titled “Consideration of Director Nominees” on page 8 of this proxy statement.

Director Nominee Not Included in Proxy Statement

If you intend to nominate a candidate for election as a director outside of the Company’s nomination process, our bylaws require timely notice of the nomination. A nomination for the 2006 annual meeting will be considered timely if it is received no earlier than December 5, 2005 and no later than January 24, 2006. The notice of nomination must include the information specified in Section 2.2 of the bylaws, including the name and address of the shareholder making the nomination, the number of shares held by the shareholder, each proposed nominee, each of their occupations, and certain other information.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and ethical business practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board also has adopted a Code of Business Conduct & Ethics applicable to all Company employees, officers and directors, as well as a Code of Ethics for Financial Officers. These corporate governance documents are published on our website at www.leggett.com and are available in print form to any shareholder who requests them.

Board Independence

The Board has determined that a majority of its directors is independent. The determination that directors have no material relationship with the Company is made in accordance with Categorical Standards for Director Independence adopted by the Board and published on the Company’s website at www.leggett.com. Applying these standards, the Board has determined that each of its non-management directors and director nominees, except Harry M. Cornell Jr., is independent. The Board knows of no business or other relationship involving its non-management directors that does not fit within the categorical standards.

Board Structure and Committee Composition

The Board held four meetings in 2004. All directors attended at least 75% of the meetings of the Board and of the committees on which they served in 2004. Directors are expected to attend the annual meeting, and all of them attended the 2004 annual meeting.

The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee. The membership and function of each of the committees are described below. With the exception of the Executive Committee, each committee is composed entirely of independent directors and operates under a written charter adopted by the Board. The charters are published in the corporate governance section of our website at www.leggett.com and are available in print form to any shareholder who requests them.

In accordance with the Company’s corporate governance guidelines, non-management directors hold executive sessions regularly without management present. At least one executive session per year is limited to only independent non-management directors. The Board has chosen Richard T. Fisher as the presiding director for meetings of the non-management directors. As Presiding Director, Mr. Fisher also makes at least two additional visits to Company sites per year and is available to the Chairman of the Board and Chief Executive Officer for consultation as needed. See “Communications with the Board” on page 10 for information about how you can contact the Presiding Director.

	Audit	Compensation	Nominating & Corporate Governance
Non-management Directors:
Raymond F. Bentele	Chair	—	—
Ralph W. Clark	Member	—	—
Harry M. Cornell Jr.	—	—	—
R. Ted Enloe III	—	Chair	—
Richard T. Fisher	Member	Member	Member
Judy C. Odom	Member	Member	Member
Maurice E. Purnell Jr.	—	—	Chair

Management Directors:
Karl G. Glassman	—	—	—
David S. Haffner	—	—	—
Felix E. Wright	—	—	—

Number of Meetings in 2004	7	7	5

Audit Committee

All Audit Committee members are independent and financially literate, as defined by NYSE rules. Two members, Raymond Bentele and Judy Odom, possess the training, skills and experience required to meet the SEC and NYSE definition of “financial experts.” None of the members serves on the audit committee of more than three public companies. A copy of the Audit Committee charter, as amended, is attached to this proxy statement as Appendix A.

The Audit Committee’s responsibilities include:

•	selecting and retaining the Company’s independent auditors

•	overseeing the independent auditor’s work, including pre-approval of audit and non-audit services

•	reviewing and evaluating material issues relating to the internal quality controls and independence of the Company’s independent auditors

•	reviewing and discussing with the independent auditors, management, and the Board, the Company’s quarterly and annual financial statements, including major issues relating to our accounting policies and procedures

•	reviewing any assessments of the Company’s internal controls by management and the independent auditors

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies

•	reviewing the resources, scope and results of the Company’s internal audit function

•	discussing policies regarding risk assessment and risk management

•	reviewing the Company’s compliance with applicable laws and regulations

We have published on our website and corporate intranet a procedure for employees and others to confidentially report to the Audit Committee any questionable accounting, internal control or auditing matters. The Company’s Vice President of Internal Audit has a direct reporting relationship to the Audit Committee and is responsible for receiving, processing and maintaining records of the reports. The Chair of the Audit Committee reviews all complaints and accompanying investigations and may request the full Committee’s review of a complaint to determine appropriate action steps.

Compensation Committee

The Compensation Committee is responsible for:

•	assisting management and the Board in developing and maintaining the Company’s policy on executive compensation, including the effective use of equity compensation

•	annually reviewing the CEO’s performance and compensation

•	approving compensation payable to our executive officers

•	making recommendations to the Board regarding non-executive compensation, incentive compensation plans and equity-based plans

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board a set of corporate governance principles for the Company

•	assisting the Board in the oversight of corporate governance principles, policies and procedures

•	identifying qualified candidates for Board membership and recommending to the Board director nominees to be voted on at the annual meeting of shareholders

•	reviewing and making recommendations to the Board regarding size, composition, and policies of the Board

•	periodically reviewing our Articles and Bylaws as they relate to corporate governance matters

Consideration of Director Nominees

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card.

In the case of incumbent directors, the Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. In the case of new director candidates, the Committee first determines whether the nominee must be independent under NYSE rules and identifies any special needs of the current Board. The Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

The Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Committee believes director candidates should have the following minimum qualifications:

•	character and integrity

•	a commitment to the long-term growth and profitability of the Company

•	a willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings

•	significant business or public experience relevant and beneficial to the Board and the Company

In addition to the minimum qualifications described above, the Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	present needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs

•	requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent

•	whether the candidate would be considered a “financial expert” or “financially literate” as described in NYSE listing standards or the Audit Committee charter

•	accomplishments of each candidate in his or her field

•	outstanding professional and personal reputation

•	relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience and familiarity with the products and processes used by the Company

•	ability to exercise sound business judgment

•	breadth of knowledge about issues affecting the Company

•	ability and willingness to contribute special competencies to Board activities

•	a willingness to assume broad fiduciary responsibility

•	fit with the Company’s culture

Following its initial review, one or more members of the Committee will interview the candidate by telephone or in person. The Committee may arrange subsequent interviews with the Chairman of the Board, Presiding Director, and/or members of the Company’s management.

The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder. Shareholders who wish to recommend candidates for consideration by the Committee must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for consideration at the following year’s annual meeting of shareholders. Recommendations must include the following:

•	shareholder’s name, number of shares owned, length of period held, and proof of ownership

•	name, address, phone number and age of the candidate

•	a resume describing, at a minimum, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.)

•	a supporting statement that describes the candidate’s reasons for seeking election to the Board of Directors and documents his or her ability to satisfy the director qualifications described above

•	the candidate’s consent to a background investigation

•	the candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders

•	any other information that will assist the Committee in evaluating the candidate in accordance with this procedure

The Corporate Secretary will promptly forward these materials to the Committee Chair and the Chairman of the Board. The Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed in the Question and Answer section of this proxy statement on page 5.

Director Compensation

Employee directors receive an annual retainer of $3,000. Compensation for non-employee directors and advisory directors is as follows:

Annual Retainer
Non-employee directors	$24,000
Non-employee advisory directors	$3,000

Board Meeting Attendance Fees:
Non-employee directors	$4,500
Non-employee advisory directors	$4,500

Telephone Meeting Fees	$500

Committee Meeting Attendance Fees	$1,200

Committee Chair Annual Retainer:
Audit Committee	$6,000
Compensation Committee	$3,500
Nominating & Corporate Governance Committee	$3,500

Presiding Director Annual Retainer	$6,000

In addition to cash compensation, non-employee directors receive annual grants of restricted stock and non-qualified stock options under the Flexible Stock Plan. In 2004, the restricted stock grant had a $10,000 market value and the stock underlying the options had a $50,000 market value. Beginning in 2005, the equity component will consist of restricted stock with a $14,000 market value and at-market options with underlying stock having a $40,000 market value.

Options are granted at fair market value, vest after one year and have a 10-year term. On May 5, 2004, each director received a grant for 2,184 shares at $22.89 per share. Restricted stock vests after one year and carries voting and dividend rights from the grant date. On August 4, 2004, each director received a grant for 376 shares of restricted stock.

Non-employee directors also may elect to defer receipt of cash compensation under the Company’s Deferred Compensation Program. They may elect a cash deferral at an interest rate intended to be slightly higher than the market rate, or they may elect to receive at-market stock options or stock units. The Deferred Compensation Program is described in more detail in the Compensation Committee Report on page 21.

The Company provides term life insurance for Mr. Enloe and Mr. Fisher. The cost of this coverage in 2004 was $1,391 each. The Company also pays for all travel expenses incurred in connection with Board meetings.

Additional post-retirement arrangements with Mr. Cornell are described in the Related Party Transactions section of this proxy statement on page 30.

Communications with the Board

Individuals may communicate with the Board by e-mail at presidingdirector@leggett.com or by written correspondence to: L&P Presiding Director, P.O. Box 637, Carthage, MO 64836. Mr. Fisher, the Board’s Presiding Director, will receive all communications directly. In his discretion, Mr. Fisher may forward communications to the full Board or to any or all of the independent directors for further consideration.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the annual meeting, 11 directors will be elected who will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The nominees for election at the annual meeting are named below with brief biographies. All have been previously elected to the Company’s Board, except Joseph W. McClanathan. Our independent auditors brought several candidates to the Company’s attention, including Mr. McClanathan, and after initial evaluation, the chief executive officer and presiding director recommended him to the Nominating & Corporate Governance Committee for consideration as a director nominee. The Committee evaluated Mr. McClanathan according to the procedures described in this proxy statement (see page 8) and recommended him to the Board for nomination. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

Raymond F. Bentele, age 68, served as President and Chief Executive Officer of Mallinckrodt, Inc., a manufacturer of medical and specialty chemical products, from 1981 until his retirement in 1992. He serves as a director of The Mosaic Company, a producer of crop nutrient minerals, and AMCON Distributing Company, a distributor of food and beverage products. He was first elected as a director of the Company in 1995.

Ralph W. Clark, age 64, was a Vice President of International Business Machines Corporation (“IBM”) from 1988 until 1994. He also served as Chairman of Frontec AMT Inc., a software company, until his retirement in 1998. Mr. Clark was first elected as a director of the Company in 2000.

Harry M. Cornell, Jr., age 76, is Chairman Emeritus of the Company’s Board of Directors. He has served the Company in various capacities since 1950. He served as President from 1960 to 1982 and as Chief Executive Officer from 1960 to 1999. Mr. Cornell was Chairman of the Board from 1982 to 2002. He was first elected as a director of the Company in 1958.

Robert Ted Enloe, III, age 66, is President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic signal systems. He is also Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, and he served as President and Interim CEO of Surgient Networks, Inc., a computer equipment and software company, during 2002. Mr. Enloe serves as a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits. He was first elected as a director of the Company in 1969.

Richard T. Fisher, age 66, is Managing Director of Oppenheimer & Co., an investment banking firm. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002. Mr. Fisher was first elected as a director of the Company in 1972.

Karl G. Glassman, age 46, was elected Executive Vice President of the Company in 2002 and has served as President of the Residential Furnishings Segment since 1999. He previously served the Company as Senior Vice President from 1999 to 2002 and President of Bedding Components from 1996 through 1998. Mr. Glassman has served the Company in various capacities since 1982. He was first elected as a director of the Company in 2002.

David S. Haffner, age 52, was elected President of the Company in 2002 and has served as Chief Operating Officer of the Company since 1999. He previously served as the Company’s Executive Vice President from 1995 to 2002 and has served the Company in other capacities since 1983. Mr. Haffner serves as a director of Bemis Company, Inc. a manufacturer of flexible packaging and pressure sensitive materials. Mr. Haffner was first elected as a director of the Company in 1995.

Joseph W. McClanathan, age 52, has served as President and Chief Executive Officer of the Energizer Battery Division of Energizer Holdings, Inc., a manufacturer of dry cell batteries and flashlights, since January 2004. Prior to his current position, he served as President, North America, from 2002 to 2004, and as Vice President, North America, from 2000 to 2002.

Judy C. Odom, age 52, served as Chairman of the Board and Chief Executive Officer of Software Spectrum, Inc., a computer software company, until 2002. She is a director of Storage Technology Corp., a data storage manufacturer, and Harte Hanks Inc., a direct marketing company. Ms. Odom was first elected as a director of the Company in 2002.

Maurice E. Purnell, Jr., age 65, is Of Counsel to the law firm of Locke Liddell & Sapp LLP. He was a partner of Locke Liddell from 1972 to 2002. Mr. Purnell was first elected as a director of the Company in 1988.

Felix E. Wright, age 69, is Chairman of the Company’s Board of Directors and Chief Executive Officer. He also served as Vice Chairman of the Company’s Board of Directors from 1999 to 2002 and as Chief Operating Officer from 1979 to 1999. Mr. Wright has served in various other capacities since 1959. He was first elected as a director of the Company in 1977.

The affirmative vote of the majority of all shares present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of directors. The Board recommends that you vote FOR the election of each of the director nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ending December 31, 2005. PwC (or its predecessor firm) has been engaged as our independent auditors since 1991.

Although we are not required to submit this appointment to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of PwC as our independent auditors. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and may consider whether to retain PwC or appoint another firm. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire and also will be available to respond to appropriate questions. For additional information, see “Independent Auditor Fees and Services” on page 33 of this proxy statement.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required for the adoption of this proposal. The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

PROPOSAL THREE

AMENDMENT TO THE FLEXIBLE STOCK PLAN

We are asking shareholders to approve the amended and restated Flexible Stock Plan (the “Plan”). The Plan provides for the award of stock options and other stock-based benefits to directors, employees and other key individuals for the purpose of attracting and retaining valuable employees, aligning the interests of participants with the interests of shareholders, and rewarding outstanding performance. At its meeting on February 24, 2005, the Board of Directors recommended the approval of the amended and restated Plan (the “2005 Restatement”).

Shareholders last approved the Plan (which at that time was named the “1989 Flexible Stock Plan”) in 2001. The 2005 Restatement:

(a) increases by 6 million the number of shares available for issuance under the Plan;

(b) eliminates the evergreen provision that provided for annual automatic share increases; and

(c) updates Plan language to clarify award descriptions and to address new regulatory compliance requirements.

As of February 24, 2005, approximately 3.9 million shares were available for issuance under the Plan and 14.3 million shares were issuable under options and other benefits previously granted under the Plan. If the 2005 Restatement is approved, approximately 9.9 million shares will be available for issuance under the Plan.

Background on Stock Compensation at Leggett

Leggett has encouraged and promoted employee stock ownership at all levels of the Company for many years. Approximately 1,900 employees presently hold stock options, and more than 7,100 employees contribute their own funds toward the purchase of Company stock under various stock purchase plans. While the Company has several qualified stock plans for employees generally, the Flexible Stock Plan is the Company’s only vehicle for granting non-qualified equity benefits.

Since its original adoption in 1989, the Plan was intended to provide for a broad range of equity awards. The “flexible” design of the Plan has served us well, allowing for Committee discretion to tailor equity awards to the needs of the Company and maintain compliance with changing tax and regulatory environments. In spite of its broad design, however, standard non-qualified stock options comprise most of the outstanding awards under the Plan. Options typically are granted at fair market value, vest in increments over 3½ years and have a 10-year term. We granted restricted stock for the first time in 2004—a total of 2,632 shares to our non-employee directors. We continue to believe stock options are an appropriate incentive tool for executives and do not anticipate a move to restricted stock for executives.

Two executive programs established under the Plan, the Deferred Compensation Program and the Executive Stock Unit Program, are described in the Compensation Committee Report on page 21. These programs are a key component in our strategy to tie a significant portion of executive compensation to long-term shareholder return. Approximately one-third of the stock options currently outstanding under the Plan were granted in lieu of cash compensation under our Deferred Compensation Program.

We have been judicious in our use of stock previously authorized by shareholders under the Plan, maintaining a net “burn rate” of approximately 1% per year. Net burn rate is calculated as shares covered by new awards during each year, minus shares covered by forfeited or terminated awards, as a percentage of shares outstanding. We are committed to closely monitoring share usage.

We strongly believe our culture of stock ownership has been a key component of our past success and will be equally important in the years ahead. Accordingly, we believe the approval of this 2005 Restatement is critical to our ability to attract, retain and reward the caliber of employees necessary to achieve superior performance. The following description of the Plan is qualified in its entirety by the full text of the Plan attached to this proxy statement as Appendix B.

Description of Plan

If approved by the Company’s shareholders, the 2005 Restatement will become effective as of May 4, 2005 (the “Effective Date”) and will continue in effect until the tenth anniversary of the Effective Date.

The Plan provides for awards to eligible participants in the form of stock options, stock appreciation rights, restricted stock, stock units, performance awards, other stock based awards and other awards (collectively “Awards”). Awards may be granted to: (i) employees; (ii) non-employee directors; (iii) employees and owners of entities with which the Company has business relationships, and; (iv) persons providing services to the Company. The number of Awards that may be granted to a Participant under the Plan is in the discretion of the Committee and therefore cannot be determined in advance.

If an Award is settled in cash, expires, or is terminated, canceled or forfeited, the shares covered by those Awards will again be available for issuance under the Plan. Stock delivered in payment for the exercise price of an option will likewise again be available for issuance. Outstanding Awards will be appropriately adjusted to reflect any stock split or similar change to the Company’s capital stock.

The Plan is administered by a committee (“Committee”) consisting of at least two directors who are “non-employee directors” as defined in Rule 16b-3 of the 1934 Securities Exchange Act (the “Exchange Act”) and who are “outside directors” as defined in section 162(m) of the Internal Revenue Code (the “Code”). Members of the Committee are appointed by the Board. The Committee has full authority and discretion to: (i) select participants; (ii) determine the type, size, and conditions applicable to Awards; (iii) determine to what extent Awards may be settled in cash, shares, or other property; (iv) interpret and administer the Plan and any agreement; and (v) establish rules, appoint agents, and take any other action necessary or desirable for the administration of the Plan. The Committee may delegate all or any part of its authority under the Plan to any Employee or committee, except that it may not delegate any action related to grants of Awards to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code section 162(m)(3).

The Board has the sole right and power to amend or terminate the Plan at any time, except that it may not amend the Plan, without approval of Company shareholders, in a manner that would cause options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law. The amendment or termination of the Plan will not adversely affect a participant’s right to any Award granted prior to such amendment or termination.

In the event of a change in control of the Company, the Committee may provide such protection as it deems necessary to maintain participants’ rights. The Committee may, among other things, (i) accelerate any time periods relating to the exercise or realization of Awards; (ii) purchase an Award, upon the participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of the Award had it been currently exercisable or payable; (iii) adjust outstanding Awards it deems appropriate to reflect such transaction; and/or (iv) cause outstanding Awards to be assumed or substituted by the surviving corporation.

Description of Awards

Stock Options. A stock option is the right to acquire shares of common stock at a fixed exercise price for a fixed period of time (usually ten years). The option price per share will be determined by the Committee but cannot be less than the par value of the stock. It is currently the Company’s practice to grant options with an exercise price equal to the fair market value of Company stock on the grant date.

The Committee may grant Options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified options (“NQSOs”) under the Plan. ISOs must be granted at the fair market value of the stock on the grant date, must have a 10-year term and must meet the other requirements of Section 422 of the Code. The number of shares for which ISOs may be granted on or after the Effective Date cannot exceed 6,000,000 Shares. We currently do not grant ISOs.

Options cannot be exercised until they are vested. Options granted to date typically vest in three annual installments beginning 18 months after grant. Vesting and other option terms and conditions will be determined by the Committee.

Stock Appreciation Rights. A Stock Appreciation Right (“SAR”) gives a participant the right to receive, for each SAR exercised, an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised and the fair market value of a share on the date the SAR was granted. SARs may be settled in cash or in stock, as determined by the Committee, and are subject to the terms and conditions expressed in the document evidencing the Award. We currently do not grant SARs.

Restricted Stock. A Restricted Stock Award is an award of shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award.

Recipients of Restricted Stock have full voting rights and are entitled to receive dividends with respect to the shares during the restriction period, unless otherwise determined by the Committee. The Committee will determine the price, if any, at which Restricted Stock is sold or awarded to participants. Restricted Stock is not transferable during the restriction period. We currently only grant Restricted Stock to non-employee directors.

Stock Units. A Stock Unit Award is the award of a right to receive shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Stock Units may be settled in cash or in stock, as determined by the Committee. Stock Units represent an unfunded and unsecured obligation of the Company. Participants have no rights as a shareholder with respect to Stock Units until the units have been converted to shares and delivered to the participant. Stock Units may accrue dividend equivalents, as determined by the Committee. The Committee will determine the price, if any, at which Stock Units are sold or awarded to participants. We currently use Stock Units in our Executive Stock Unit Program and Deferred Compensation Program, as discussed in the Compensation Committee Report on page 21.

Performance Awards. A Performance Award entitles a Participant to receive a specified number of shares of common stock or cash equal to the fair market value of such shares at the end of a performance period, as specified in the document evidencing the Award. The ultimate number of shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

Other Stock Based Awards. The Committee may grant Other Stock Based Awards which may include, without limitation, the grant of shares of common stock, the payment of cash based on the performance of the common stock, and the grant of securities convertible into shares of common stock.

Other Awards. The Committee may provide types of Awards under the Plan in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan was established.

Agreements and Provisions of Awards.

The aggregate number of shares subject to options or SARs granted during any calendar year to any one participant may not exceed 1,000,000. The aggregate number of shares subject to Restricted Stock or Stock Unit Awards granted during any calendar year to any one participant may not exceed 1,000,000. The foregoing limitations are subject to adjustment for changes to the Company’s capital stock, but only to the extent that the adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Awards granted under the Plan may be evidenced by an Agreement describing the specific Award granted and the terms and conditions of the Award. The Committee may require the grant of an Award to be conditioned upon the recipient’s execution of an Agreement. An Agreement may include: description of the type of Award; the Award’s duration; if an option, the exercise price, the exercise period and the person or persons who may exercise the option; the effect of the Participant’s death or termination of employment on the Award; the Award’s conditions; when, if, and how it may be forfeited, converted into another Award, modified, exchanged for another Award, or replaced; and the restrictions on any shares purchased or granted under the Plan.

The Committee may require the satisfaction of certain performance criteria as a condition to the grant or vesting of any Award.

The Committee may allow the exercise price of an option or payment price of an Award to be paid (a) in cash; (b) by the tender to the Company of Shares owned by the participant; (c) in other property, rights and credits, including the participant’s promissory note; or (d) by any combination of the foregoing.

The Company may withhold from option exercises or other share distributions any amount necessary to satisfy tax withholding requirements arising from the option exercise or distribution of shares. The Committee or the Company may, at any time, require a participant to tender to the Company cash in the amount necessary to comply with withholding requirements.

An Award may be granted in tandem with another Award, except that no Award may be granted in tandem with an ISO except a Stock Appreciation Right.

Subject to the requirements of Code section 409A, participants may defer receipt of Awards for a time and upon the terms established by the Committee, which may include crediting of interest on deferrals of cash and crediting of dividends or dividend equivalents on deferrals denominated in shares.

Modifications to Awards

Any Award may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the participant’s consent. The Committee may cancel a participant’s Award if the participant violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her individual employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement; or, if during the period of employment or service, the participant establishes a relationship with a competitor of the Company or engages in activity that is in conflict with or adverse to the interest of the Company, as determined by the Company in its sole discretion.

The Committee may permit a participant to elect to surrender an Award in exchange for a new Award. However, the Committee may not cancel an outstanding option that is underwater for the purpose of reissuing the option to the participant at a lower exercise price or granting a replacement Award of a different type. Other than pursuant to a change in the Company’s capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences of Awards granted under the Plan to U.S. taxpayers. Tax consequences for any particular individual may be different.

Non-qualified Stock Options and Stock Appreciation Rights. A recipient recognizes no taxable income upon the grant of an NQSO or an SAR. Upon exercise of either, he or she will recognize taxable ordinary income equal to the difference between the fair market value of Company stock on the exercise date and the exercise price. Any additional gain or loss upon the subsequent sale of the stock will be taxed as a capital gain or loss.

Incentive Stock Options. A recipient recognizes no taxable income upon the grant or exercise of an ISO (unless subject to Alternative Minimum Tax, in which case taxation is the same as for NQSOs). If the recipient exercises the option and sells the shares more than two years after the grant date and one year after the exercise date, he or she will recognize a capital gain or loss equal to the difference between the sale price and the exercise price. If the recipient exercises the option and sells the shares before the end of the 2-year or 1-year holding periods, he or she will generally recognize taxable ordinary income equal to the difference between the fair market value of the shares at exercise (or at sale, if less) minus the exercise price of the option, plus short-term capital gain on any excess of the sale price over the exercise price.

Restricted Stock and Performance Awards. A recipient of Restricted Stock, Performance Awards or other Awards that are subject to forfeiture prior to vesting will recognize no taxable income at the time of grant. When the restrictions have lapsed or the performance criteria have been met (i.e. vesting), the recipient will recognize taxable ordinary income equal to the difference between the fair market value of the Company’s stock on the vesting date minus the amount paid, if any, for the shares. For Restricted Stock, a recipient may elect to be taxed at the time of grant.

Tax Effect for the Company. Leggett will generally receive a tax deduction equal to the ordinary income recognized by a participant from an Award granted under the Plan. The Company’s deduction will be taken in the year the recipient recognizes taxable income.

Special rules limit the deductibility of certain compensation paid to the executive officers named in the Summary Compensation Table of this proxy statement. Section 162(m) of the Code does not allow a deduction for certain payments to these executives to the extent the payments exceed $1 million, unless certain conditions are met. Compensation arising from the exercise of fair market value stock options or SARs is not subject to the $1 million limit.

The affirmative vote of (i) a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting, and (ii) a majority of the votes cast on this proposal, provided that the total number of votes cast on the proposal represents more than 50% of all shares entitled to vote thereon will be required for the adoption of this proposal. (See “How are votes counted” on pg 3.) The Board recommends a vote FOR approval of the amended and restated Flexible Stock Plan.

LEGGETT & PLATT

COMMON STOCK PERFORMANCE GRAPH

Each year we compare the performance of our common stock to a group of peer companies. Historically, the Company has compared its performance to those companies included in SIC Code 251 Household Furniture Index (“Furniture Peer Group”) and a self-selected group of manufacturing companies that resemble the Company in terms of size, diversification, and other key business characteristics. Given the Company’s increasing diversification, management has determined that comparisons to the Furniture Peer Group are no longer as meaningful as they were in the past. Accordingly, we have eliminated the Furniture Peer Group from the performance graph below.

The Company also reviewed its self-selected peer group and made a few changes this year, eliminating two companies and adding three. Both the old peer group and the new peer group are included in the performance graph below. Performance data was prepared by Core Data Group.

Since 2001, the following ten companies have comprised our peer group: Danaher Corporation, Dover Corporation, Eaton Corporation, Emerson Electric Co., Illinois Tool Works, Inc., Ingersoll-Rand Company, Newell Rubbermaid, Inc., Pentair Inc., PPG Industries, Inc., and SPX Corporation (“Old Peer Group”). For its review of the peer group, management evaluated companies for the following criteria: (i) manufacturing focus; (ii) products similar to the Company’s (components rather than finished products); (iii) clear link to consumer market; (iv) significant international operations; and (iv) strong acquisition strategy. Following its review, management determined that these criteria were now best met by eliminating SPX Corporation and Newell Rubbermaid and adding Carlisle Companies Inc., Cooper Industries Inc., and Masco Corporation (“New Peer Group”). Management believes the New Peer Group provides our shareholders, potential investors and analysts with an improved tool for assessing the performance of our common stock.

The following graph compares the cumulative total return on our common stock over the five years ended December 31, 2004 to the returns on the S&P 500 Composite Index, the Old Peer Group and the New Peer Group. This graph is included for comparative purposes only and does not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stocks involved, nor is it intended to forecast or be indicative of possible future performance. Additional information concerning our long-term performance can be found in the Annual Report to Shareholders that accompanies this proxy statement.

The comparison assumes separate $100 investments were made on December 31, 1999 in Company common stock, the Old Peer Group, the New Peer Group, and the S&P 500 Composite Index and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected.

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee establishes executive compensation policies and approves the compensation (including stock options) of the Company’s executive officers. Three independent directors comprised the Compensation Committee in 2004. Mr. Enloe serves as Chair.

Compensation Philosophy and Strategy

The Committee strives to provide an executive compensation package that will attract, retain and motivate exceptional leadership. The Committee believes a significant portion of executive compensation should be conditioned on the Company’s long-term success in order to align executives’ interests with those of shareholders. Furthermore, due to their policy making role in the Company, executives’ compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

To achieve these goals, executive compensation includes a mix of immediate, short-term and long-term incentives in the form of base salary, annual incentive bonus and stock-based compensation. Each component is described in detail below. The Company generally targets total compensation at the median of the competitive market. Total cash compensation (base salary plus annual incentive) is targeted slightly below market median. Long-term incentives are intended to reward above-average Company performance, bringing total compensation to the median range.

Base Salary. The Committee annually reviews executive salaries and, if warranted, approves management recommended changes. Management recommendations are made by the Chief Executive Officer and are developed in consultation with the Company’s Human Resources department. For its evaluation, the Committee reviews national compensation survey data for comparable positions at durable goods manufacturers with sales and scope similar to Leggett’s. These companies may include, but are not limited to, the peer companies named in the performance graph in this proxy statement. Given the variability of survey data, the Committee considers multiple surveys and uses them for context rather than as an absolute benchmark. The Committee also considers the Company’s performance in the prior year, management’s evaluation of each executive’s individual performance, and the appropriateness of salary levels relative to those of other executive positions in the Company. The Committee periodically engages the services of an independent compensation consultant, but did not use an independent consultant in 2004.

Annual Incentive Bonus. Bonuses awarded to the executive officers named in the Summary Compensation Table on page 24 for 2004 performance were determined under our 2004 Key Officers Incentive Plan (the “Plan”). All bonuses under the Plan are directly tied to a pre-established formula based on the attainment of certain performance objectives. The performance objective for 2004 was the Company’s EBIT (earnings before interest and taxes) return on net assets (“RONA”).

The Company has a separate incentive plan for other key management employees, the Key Management Incentive Plan (the “Management Incentive Plan”). The terms of the Management Incentive Plan are substantially the same as those of the 2004 Key Officers Incentive Plan. Total bonuses paid to corporate participants under both plans may not exceed 4% of EBIT.

There are two award formulas, one for “corporate participants” and one for “profit center participants.” All of the executive officers listed in the Summary Compensation Table are corporate participants except Jack Crusa, whose responsibilities for one of the Company’s operating segments make him a profit center participant.

The amount of each participant’s bonus is determined by applying the appropriate award formula to a percentage of the participant’s annual salary (the “Target Percentage”). The Committee annually approves the Plan participants, Target Percentages and award formula.

A participant’s “basic potential award” is calculated by multiplying the participant’s Target Percentage times his annual base salary as of the end of the calendar year. For example, if the participant’s target percentage is 50% and his annual base salary is $300,000, his basic potential award would be $150,000 (50% × $300,000).

Under the corporate formula, the corporate payout portion comprises 100% of the total basic potential award. Under the profit center formula, 75% of the total basic potential award is determined by the achievement of the profit center’s budget. The remaining 25% of the total award is the corporate payout. A portion of the profit center award becomes payable when the profit center has operating income of at least 62.5% of budgeted operating income. The maximum profit center portion is payable when the profit center has operating income equal to 100% of budgeted operating income.

If pre-established threshold RONA levels are met by the Company, a portion of the applicable Target Percentage becomes payable. This portion increases as the returns increase above the thresholds. A participant’s bonus may exceed 100% of the Target Percentage; however, a participant’s bonus for any year may not exceed 0.3% of the Company’s EBIT for that year.

In 2004, the Company achieved a 15.8% RONA, resulting in an 83% corporate payout, as illustrated below. The Committee established a different payout schedule for officers in the top three corporate positions. This payout schedule is described in the Annual Incentive Bonus section applicable to the Chief Executive Officer on page 22.

CORPORATE PARTICIPANT

PAYOUT SCHEDULE

RONA	Payout %
8%	5%
9%	15%
10%	25%
11%	35%
12%	45%
13%	55%
14%	65%
15%	75%
15.8%	83%
16%	85%
17%	100%
18%	115%
19%	130%
20%	145%

Using the example of a corporate participant with a $150,000 basic potential award, the corporate portion of his or her award would be $124,500 ($150,000 × 83%).

The Committee may reduce a participant’s bonus as calculated under the bonus formula by up to 10%, but may not increase the bonus. No Plan participant is entitled to an additional bonus based on another participant forfeiting all or any portion of the 10% discretionary payment.

Bonuses for corporate participants for 2003 performance were 46.9% of their Target Percentages, down from 63.4% the preceding year. Total bonus payments were well below the overall EBIT limits.

Long-term Incentives. Employee stock ownership is encouraged and promoted at all levels of the Company through various benefit plans. Approximately 1,900 employees presently hold stock options, and more than 7,100 employees contribute their own funds toward the purchase of Company stock under various stock purchase plans.

Stock Options. In order to align the executive’s interests with those of shareholders, stock options represent a significant portion of the overall compensation package of each executive officer. The potential value of this important compensation element is tied directly to long-term Company performance. Only as shareholder value increases do executive officers and other managers benefit from this compensation component.

We typically grant options annually. The options are granted at market value, have a 10-year term and vest in three annual installments beginning at 18 months. The “Option Grants in 2004” table located on page 26 provides a description of the options granted to the Chief Executive Officer and each of the four other most highly compensated executive officers during 2004.

The Committee approves the number of options granted to executive officers. Generally, the number of option shares is determined as a percentage of base salary (typically 1-3 times) divided by the fair market value per share on the grant date. The percentages are based primarily on each officer’s position with the Company, taking into account the objective of using long-term incentives to bring total compensation to the market median.

Executive Stock Unit Program. All of the executive officers participate in the Company’s Executive Stock Unit Program (“ESU Program”), a non-qualified program established under our Flexible Stock Plan. The purpose of the ESU Program is to assist management employees in saving for their retirement while building a long-term stake in the Company.

The ESU Program permits an executive officer to make pre-tax contributions of up to 10% of his compensation above a certain threshold ($24,697 in 2004) to purchase “stock units” at a 15% discount from the current market value of Company common stock. The Company matches 50% of the executive’s contribution and will match up to an additional 50% if certain financial objectives are met for the year. Currently, these financial objectives and the threshold achievement levels are the same as those for the 2004 Key Officers Incentive Plan described above. The Company made an additional 50% match in 2004. Stock units also are credited to participants’ accounts for dividend equivalents. When an executive leaves the Company, stock units are converted into an equivalent number of shares of common stock.

Deferred Compensation Program. Executive officers may also defer cash compensation under the Deferred Compensation Program (the “Program”), a non-qualified program established under our Flexible Stock Plan. Under the Program, certain key Company managers may elect to forego cash compensation in exchange for (i) an at-market stock option with underlying stock having an initial market value 5 times greater than the compensation foregone; (ii) stock units with dividend equivalents, acquired bi-weekly as compensation is earned at 80% of the fair market value of Company stock; or (iii) a cash deferral with an interest rate intended to be slightly higher than otherwise available for comparable investments. Participants overwhelmingly favor the equity alternatives; compensation deferred into equity under the Program has ranged from $5 million to $7 million for each of the past four years.

Each of the named executive officers has a substantial amount of his wealth invested in Company stock through various equity-based benefit plans. Accordingly, the Committee believes the objective of linking executive and shareholder interests is consistently achieved.

Compensation of Chief Executive Officer

Base Salary. The Committee approved a 2% salary increase for Mr. Wright in 2004. Based on its review of national compensation survey data for CEOs at durable goods manufacturers with sales and scope similar to Leggett’s, the Committee believes Mr. Wright’s base salary is near the market median.

Salary increases are made in April each year and take into consideration the Company’s performance during the preceding year. Accordingly, the Committee considered the Company’s 2003 performance when setting Mr. Wright’s 2004 salary. The Company’s sales increased 2.7% in 2003, from $4.27 billion to $4.38 billion. However, return on average equity declined from 12.1% to 10.1% and net earnings per share fell from $1.17 to $1.05 during the same period.

In addition to Company performance, the Committee also considers the CEO’s individual performance. In spite of 2003 financial results, the Committee recognized Mr. Wright’s leadership in the face of difficult economic conditions, as well as his long-term performance and extensive experience and industry knowledge. The Committee believed a higher increase was warranted, but Mr. Wright asked the Committee to restrain his base salary. At Mr. Wright’s request, the Committee agreed to a lower base salary increase with a modified bonus incentive, in keeping with the Company’s pay-for-performance philosophy. The new bonus incentive is described in the Annual Incentive Bonus section below.

Certain executive officers, including Mr. Wright, have employment contracts with the Company that are described on page 27 of this proxy statement under “Employment Contracts and Change-in-Control Arrangements.” Under these contracts annual percentage increases in salary must, unless waived by the executive, be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the aggregate salaries of the five highest-paid executives other than the executive officer in question. Mr. Wright waived this requirement in 2004.

Annual Incentive Bonus. Mr. Wright’s Target Percentage was 70% of his salary in 2004, the same Target Percentage as in 2003. His bonus was determined by the application of the bonus formula in the same manner as other bonuses were determined under the Incentive Plan, which resulted in a payment at 83% of the Target Percentage.

As discussed above, the Committee increased the bonus opportunity in 2004 for the Company’s Executive Team, consisting of officers in the top three corporate positions, by establishing a different payout schedule under the Incentive Plan. Under the payout schedule applicable to other corporate participants (see schedule on page 20), bonus payouts begin if the Company achieves an 8% RONA and increase proportionately as RONA levels increase. Under the Executive Team payout schedule, no bonus is payable if RONA is below 11%. For returns between 11% and 17%, the payout schedule mirrors that for other corporate participants. For returns above 17%, however, the corporate payout is higher. The Executive Team payout schedule is as follows:

EXECUTIVE TEAM

PAYOUT SCHEDULE

RONA	Payout %
8%	0%
9%	0%
10%	0%
11%	35%
12%	45%
13%	55%
14%	65%
15%	75%
16%	85%
17%	100%
18%	130%
19%	160%
20%	190%

The Committee believes this higher risk/higher reward bonus structure strengthens the link between executive compensation and Company performance. Because the Company’s 2004 RONA fell in the 11-17% range, the new bonus payout did not affect Mr. Wright’s 2004 bonus.

Long-term Incentives. Mr. Wright received a stock option grant for 87,000 shares in 2004. The Committee also approved an increase in his supplemental pension percentage from 50% to 55% of his highest consecutive five-year earnings in connection with the extension of his employment agreement. The supplemental pension is described under “Employment Contracts and Change-in-Control Arrangements,” on page 27.

Other Matters

Due to limitations imposed by the Internal Revenue Code, Mr. Wright and certain other executive officers have been unable for several years to fully participate in the Company’s tax-qualified retirement plan. For this reason the Compensation Committee approved payments to these executive officers to compensate them for the reductions of their retirement benefits resulting from their inability to fully participate in the Retirement Plan.

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company’s Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, including bonuses under our Incentive Plan, is specifically exempt from the deduction limit. Our policy is to take reasonable and practical steps to avoid or minimize the amount of compensation that exceeds the $1 million cap. All compensation paid to executive officers in 2004 was deductible for federal income tax purposes under Section 162(m).

R. Ted Enloe, III (Chair)

Richard T. Fisher

Judy C. Odom

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of certain compensation provided during each of the last three years to the Company’s CEO and four most highly compensated executive officers for the period ended December 31, 2004.

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary (1)		Bonus (1)		Other Annual Compensation(2)	Securities Underlying Options (#)(1)	All Other Compensation (3)
Felix E. Wright Chairman of the Board and Chief Executive Officer	2004 2003 2002	$ $ $	814,692 794,923 754,500	$ $ $	474,096 262,640 341,726	$3,925 — —	146,646 156,124 154,412	$ $ $	414,930 249,744 226,889

David S. Haffner President and Chief Operating Officer and Director	2004 2003 2002	$ $ $	641,746 597,381 539,250	$ $ $	325,094 169,009 219,681	$2,284 — —	173,725 115,780 105,071	$ $ $	140,223 108,064 88,241

Karl G. Glassman Executive Vice President and President—Residential Furnishings and Director	2004 2003 2002	$ $ $	473,862 417,615 359,000	$ $ $	203,184 98,490 126,800	$1,428 — —	74,228 63,755 46,802	$ $ $	81,042 57,350 45,285

Robert A. Jefferies, Jr. Senior Vice President—Strategic Planning	2004 2003 2002	$ $ $	281,615 278,730 267,000	$ $ $	115,626 65,336 149,949	$1,624 — —	36,222 38,770 24,895	$ $ $	68,392 61,148 52,478

Jack D. Crusa Senior Vice President and President—Specialized Products	2004 2003 2002	$ $ $	242,058 218,212 207,500	$ $ $	99,138 60,128 84,745	$722 — —	37,019 25,905 23,920	$ $ $	40,192 30,141 25,426

(1)	The Summary Compensation Table above includes cash compensation forfeited by executive officers under the Company’s Deferred Compensation Program. The Program, which was revised in 2004, previously provided executives the opportunity to defer compensation into discount stock options. Under the new Program, executives may elect to forego cash compensation in exchange for (i) an at-market stock option with underlying stock having an initial market value 5 times greater than the compensation foregone; or (ii) stock units acquired at a 20% discount to fair market value. 2004 compensation was deferred under both versions of the Program—salary under the old Program and bonus under the new Program. The table below shows the Salary and Bonus forfeited by each of the executive officers, as well as the number of options or stock units received in lieu of the cash compensation. Stock options granted in lieu of forfeited compensation are also included in the Long-Term Compensation column above. The 20% discount on stock unit purchases is included in the All Other Compensation column.

		Cash Compensation Forfeited				Equity Received for Compensation Forfeited
		Salary		Bonus		Discount Options	At Market Options	Stock Units
Felix E. Wright	2004 2003 2002	$ $ $	810,162 791,923 751,500	$ $ $	474,096 262,640 341,726	59,646 72,124 74,412	— —	21,052 — —

David S. Haffner	2004 2003 2002	$ $ $	600,138 577,500 495,000	$ $ $	325,094 169,009 219,681	43,722 52,780 49,071	60,003 — —	— — —

Karl G. Glassman	2004 2003 2002	$ $ $	300,000 250,000 100,000	$ $ $	0 0 0	21,728 16,505 6,802	— — —	— — —

Robert A. Jefferies, Jr.	2004 2003 2002	$ $ $	279,471 278,730 0	$ $ $	115,626 65,336 149,949	21,222 23,770 9,895	— — —	— — —

Jack D. Crusa	2004 2003 2002	$ $ $	101,558 81,212 104,500	$ $ $	24,785 30,064 25,424	7,444 7,905 8,920	4,575 — —	— — —

(2)	Amounts reported in this column primarily represent tax gross-ups on benefits reported in the All Other Compensation column. The Company’s executive officers receive limited perquisites. Perk amounts for the named executive officers were well below the applicable reporting threshold.

(3)	All Other Compensation is as follows:

	Wright	Haffner	Glassman	Jefferies	Crusa
ESU Program matching contributions (a)	$115,536	$86,110	$59,700	$34,440	$29,699
ESU Program discount (b)	21,527	16,019	11,696	6,438	5,863
Stock Award dividend (c)	38,889	15,554	3,605	374	1,487
Deferred Compensation Program stock unit discount (d)	118,524	—	—	—	—
Life insurance premiums	1,881	—	—	—	—
Life insurance income	8,211	1,242	810	3,960	910
Disability insurance	8,715	4,875	1,185	3,941	—
Retirement accruals (e)	57,181	16,398	4,021	19,214	2,208
Pension payments (f)	44,441	—	—	—	—
Gift certificate	25	25	25	25	25
Totals	$414,930	$140,223	$81,042	$68,392	$40,192

(a)	The Executive Stock Unit (ESU) Program is intended to replace benefits not available to executive officers under the Company’s Stock Bonus Plan, a tax-qualified defined contribution plan. Under the ESU Program, executives contribute up to 10% of compensation above a certain threshold to purchase stock units equal to one share of Company common stock. The Company matches 50% of the executive’s contribution and will match up to an additional 50% if certain financial objectives are met for the year. Dividend equivalents are credited to participants’ accounts.
(b)	Stock units purchased under the ESU Program with participant contributions, matching contributions and dividends are purchased at a 15% discount from the market value of Company stock on the purchase date.
(c)	Before the establishment of the ESU Program, the Company had a similar program, the Executive Stock Purchase (ESP) Program, generally intended to replicate benefits available to employees under the Company’s Section 423 stock purchase plan. While the ESP Program was in operation, participants earned Stock Awards for contributions above $25,000 per year. Although the ESP Program is no longer active, cash dividends are credited to the Stock Award accounts.
(d)	Under the Deferred Compensation Program, participants may elect to forego cash compensation in exchange for stock units, purchased at a 20% discount to market value.
(e)	Payments made to compensate executives for reductions in retirement benefits resulting from their inability to fully participate in the Company’s tax-qualified defined benefit retirement plan.
(f)	Mr. Wright began receiving distributions from the Company’s defined benefit pension plan upon reaching normal retirement age under the plan.

STOCK OPTION INFORMATION

The following table provides information concerning stock options granted in 2004 to the executive officers named above.

OPTION GRANTS IN 2004

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($ per Share)		Market Price on Date of Grant		Expiration Date	Grant Date Present Value (1)
Felix E. Wright	87,000	(2)	4.5%		$21.35		$21.35	01/12/2014		$301,351

David S. Haffner	70,000 240,408	(2) (3)	15.9%	$ $	21.35 27.09	$ $	21.35 27.09	01/12/2014 12/20/2014	$ $	242,466 1,494,857

Karl G. Glassman	52,500 57,352	(2) (4)	5.6%	$ $	21.35 27.09	$ $	21.35 27.09	01/12/2014 12/20/2014	$ $	181,850 356,615

Robert A. Jefferies, Jr.	15,000	(2)	.8%		$21.35		$21.35	01/12/2014		$51,957

Jack D. Crusa	25,000 30,424	(2) (5)	2.8%	$ $	21.35 27.09	$ $	21.35 27.09	01/12/2014 12/20/2014	$ $	86,595 189,176

(1)	“Grant Date Present Value” was calculated using the Black-Scholes option valuation model. The following assumptions were used in the model:
•	Stock price volatility was calculated using the daily high-low average price of Leggett common stock for a period of time prior to the date of the grant equal to the estimated option life.
•	The risk-free interest rate for each option grant was the market yield on the date of grant on a Treasury bill with a term identical to the estimated option life.
•	The dividend-yield is calculated as the weighted average of the dividend yield over the estimated option life, assuming a 15% dividend increase consistent with the Company’s historical dividend growth.
•	The expected life of option grants to executive officers is assumed to be 8 years for grants with a 10-year term. However, the expected life for the grant with a $21.35 exercise price was assumed to be 10 years.
(2)	Options have a 10-year term, subject to earlier termination if the optionee’s employment ceases, and vest in three annual installments beginning 18 months after grant. Options are transferable only by will or the laws of descent and distribution. In the event of a Change in Control of the Company, as defined in our Flexible Stock Plan, all options immediately become exercisable.
(3)	Mr. Haffner forfeited $1,302,526 of cash compensation ($652,338 of 2005 salary, $325,094 of 2004 bonus, and $325,094 of 2005 bonus), pursuant to the Company’s Deferred Compensation Program in exchange for at-market stock options with a Black-Scholes value of $1,494,857. The options have a 10-year term, vest as compensation is earned and become exercisable on the later of 12 months after grant date or the date the compensation vests. The number of option shares is an estimate until compensation amounts are known.
(4)	Mr. Glassman forfeited $310,734 of 2005 salary pursuant to the Company’s Deferred Compensation Program in exchange for at-market stock options with a Black-Scholes value of $356,615. The options have a 10-year term, vest as compensation is earned and become exercisable on the later of 12 months after grant date or the date the compensation vests. The number of option shares is an estimate until compensation amounts are known.
(5)	Mr. Crusa forfeited $164,836 of cash compensation ($90,481 of 2005 salary, $24,785 of 2004 bonus, and $49,570 of 2005 bonus), pursuant to the Company’s Deferred Compensation Program in exchange for at-market stock options with a Black-Scholes value of $189,176. The options have a 10-year term, vest as compensation is earned and become exercisable on the later of 12 months after grant date or the date the compensation vests. The number of option shares is an estimate until compensation amounts are known.

OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUES

The table below provides information concerning stock options exercised in 2004 by the five named executive officers and stock options held by them as of December 31, 2004.

Name	Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options at 12/31/04		Value of Unexercised In-the- Money Options at 12/31/04
			Exercisable	Unexercisable	Exercisable	Unexercisable
Felix E. Wright	0	$0	1,249,711	169,667	$23,741,417	$1,194,949
David S. Haffner	0	$0	612,216	371,075	$12,823,865	$1,243,815
Karl G. Glassman	5,727	$105,835	172,486	154,686	$2,393,063	$764,019
Robert A. Jefferies, Jr.	0	$0	477,762	30,000	$10,911,207	$211,050
Jack D. Crusa	0	$0	132,977	72,424	$2,462,797	$337,458

RETIREMENT & PENSION BENEFITS

The Company has a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not permitted to discontinue contributions to the Retirement Plan while employed by the Company. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly earnings for each year of participation in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages.

Upon reaching his normal retirement date under the Retirement Plan in 2002, Mr. Wright began receiving distributions from the plan. He elected to receive his account contributions in a lump sum and the Company portion of his benefit in 180 guaranteed payments. He received payments totaling $44,441 in 2004 and is expected to receive the same amount in 2005.

Estimated annual benefits for the remaining executive officers are listed below. The estimates assume retirement at age 65.

Executive Officer	Projected Annual Retirement Benefit
David S. Haffner	$50,438
Karl G. Glassman	$67,062
Robert A. Jefferies, Jr.	$30,382
Jack D. Crusa	$49,605

As described below, Mr. Wright is entitled to supplemental pension payments. If he retired at December 31, 2005, his estimated annual supplemental pension payment would be $640,284, calculated as 55% of the average of his highest consecutive five-year earnings.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

Messrs. Haffner, Jefferies and Wright have employment contracts with the Company. Subject to provisions that allow earlier termination in the event of total disability and for cause, the agreements expire as follows: Haffner—July 30, 2006; Jefferies—December 3, 2006; and Wright—May 2006. Mr. Wright’s employment contract may be extended for an additional year. If any of the foregoing executives is terminated without cause, he is entitled to continue to receive his total compensation at the time of his termination for the term of the agreement.

Under Messrs. Haffner and Wright’s employment contracts, compensation levels are at the discretion of the Company’s Compensation Committee. However, annual salary increases must, unless waived by the executive, be at least equal to the percentage increases over the previous year (to the extent increases were not attributable to additional responsibilities) of the aggregate salaries of the Company’s five highest paid executives other than the executive. Compensation levels for Mr. Jefferies are determined using identical guidelines except that his annual percentage increase in salary must, unless waived, be at least equal to the percentage increases over the previous year of the aggregate salaries of the Company’s five highest paid executives other than Mr. Jefferies and the CEO.

Mr. Wright is entitled to a supplemental pension in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension begins upon the later of termination of employment or the expiration of any consulting agreement (as described below). The supplemental pension will be for life or 15 years, whichever is longer. Annual pension payments are based on the average of his highest consecutive five-year earnings (“Average Earnings”). His Average Earnings were $1,164,154 at December 31, 2004. Currently, these payments are 55% of Average Earnings. While he receives supplemental pension payments, the Company will provide Mr. Wright and his dependents with life and medical insurance benefits.

Mr. Wright may elect to enter into a two-year consulting agreement within 120 days after termination of employment, except in the case of total disability or termination for cause. He will be paid an amount during the first and second years of consultation equal to 75% and 60%, respectively, of Average Earnings.

In the event of termination following a hostile change-in-control, Mr. Jefferies may elect to enter into a consulting agreement in which he will be paid an amount equal to 100% for the first year and 75% for the second year of his total cash compensation in the year immediately preceding termination.

Change-in-Control

Messrs. Haffner, Jefferies and Wright are also parties to severance benefit agreements with the Company that become effective upon a change-in-control of the Company. As defined in the agreements, a change-in-control is deemed to have occurred if:

•	there is a change in control as contemplated by Item 6(e) of Schedule 14A, Regulation 14A or by Item 5.01 of Form 8-K of the Exchange Act

•	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner of 25% or more of the combined voting power of the Company’s outstanding voting securities

•	the current directors or their “successors” (as defined in the agreement) cease to constitute a majority of the Board of Directors

•	after a merger or consolidation with another corporation, less than 75% of the outstanding voting securities of the surviving corporation are owned by the former shareholders of the Company

•	the Company liquidates, sells or otherwise transfers all or substantially all of its assets to a person not controlled by the Company both immediately prior to and after such sale

The severance benefit agreements have no fixed expiration dates. The agreements entitle the covered executives to severance benefits if, during any 36-month period following a change-in-control of the Company, (the “Protected Period”), (i) the executive’s employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for “good reason” (as defined in the agreements). The severance benefits include:

•	the payment in 36 monthly installments of an amount equal to three times the executive’s annual salary plus bonus as of the date of the change-in-control or the termination date, whichever is greater

•	continued participation in Company benefit plans for three years after termination, or if prohibited by the terms of the plan, benefits substantially similar

•	the immediate vesting of all outstanding stock options

•	the purchase by the Company of all common stock offered by the executive to the Company

•	an additional lump sum retirement benefit equal to the actuarial benefit the executive would have been entitled to under the retirement plan had he accumulated three additional years of continued service

•	reimbursement for costs incurred in connection with job search and relocation, to the extent not reimbursed by a new employer

All amounts received by the executive as cash compensation from a new full time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. However, the executive is not required to find a new job.

The agreements further provide that, within one year following a change-in-control opposed by a majority of the directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive’s cash compensation preceding the year of termination and certain fringe benefits for one year.

If either Mr. Wright or Mr. Jefferies elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company described above.

If Mr. Haffner receives any payment subject to the tax imposed by Section 4999 of the Code (“Excise Tax”), the Company will pay him the amount of the Excise Tax plus a tax gross-up payment. These payments are intended to put Mr. Haffner in the same position as if his benefits were not subject to the Excise Tax. Payments made to Mr. Wright and Mr. Jefferies are not subject to the Excise Tax because their severance agreements pre-date the enactment of Section 4999.

RELATED PARTY TRANSACTIONS

The Company purchased shares of common stock from several of its executive officers and directors in 2004. We buy shares from our employees from time to time. All employees, including the officers listed below, are charged a $25.00 fee for each transaction. Stock is purchased at the closing market price at the time of purchase. Details of the purchases are set out below.

Name	Number of Shares	Market Price per Share	Total Purchase Price
Harry M. Cornell Jr.	18,595	$26.89	$500,020
Jack D. Crusa	5,000	$25.45	$127,250
Jack D. Crusa	5,000	$28.94	$144,700
Karl G. Glassman	3,727	$25.45	$94,852
Karl G. Glassman	5,727	$27.41	$156,977
David S. Haffner	83,130	$27.05	$2,248,667
Robert A. Jefferies Jr.	15,072	$21.89	$329,926
Robert A. Jefferies Jr.	10,857	$22.60	$245,368
Robert A. Jefferies Jr.	100,000	$25.28	$2,528,000
Duane W. Potter	20,000	$27.00	$540,000
Felix E. Wright	50,000	$25.37	$1,268,500

The Company’s employment agreement with Mr. Cornell provided for a two-year consulting term following his termination of employment in May 2002. The agreement, which ended in May 2004, provided for annualized consulting payments equal to 75% of his 1998 compensation for the second year. Accordingly, he earned $412,200 for consulting through May 2004. During his consulting term, Mr. Cornell also was entitled to the use of an automobile (valued at $1,343 in 2004) and limited use of the Company airplane ($1,877 in 2004). At the end of his consulting term, the Company gave him his Company car, valued at $16,780. Mr. Cornell also continued to use office space and secretarial services provided by the Company after the end of his consulting term. He reimbursed the Company for the actual costs of the secretarial services ($46,910—salary and benefits) and for office space at a rate equal to that of a lease for comparable facilities in the area ($5,894).

Upon his retirement, Mr. Cornell became entitled to supplemental pension payments equal to 65% of the average of his highest consecutive five-year earnings, less an offset for social security benefits, for the longer of 15 years or life. These payments totaled $759,384 in 2004. His employment agreement also provides for certain post-retirement benefits, including life insurance coverage ($24,222 for 2004) and lifetime medicare supplemental insurance ($12,536 for 2004).

The Company also maintained a $250,000 whole life policy on Mr. Cornell pursuant to his employment agreement. In 2004, the Company offered to exchange the policy for a cash payment equal to the present value of the policy plus a tax gross-up. Mr. Cornell agreed to the exchange and received a cash payment of $173,601. The Company estimates the exchange resulted in a savings of $77,000 to the Company.

Mr. Wright and the Company are parties to an agreement whereby Mr. Wright leases to the Company for business purposes certain real estate located in Durango, Colorado for $40,000 per year. The lease has a 3-year term beginning January 1, 2004, and was approved by the Compensation Committee. The Compensation Committee believes the terms of the lease are at or below the market rate for similar properties in that area.

Mr. Cornell’s son-in-law, Lance Beshore, is employed by the Company as Vice President-Public Affairs & Government Relations. Mr. Beshore was paid an aggregate salary and bonus of $239,773 in 2004. Mr. Wright’s son-in-law, Tom Wells, Jr., is employed by the Company as Group Vice President of Marketing. He was paid an aggregate salary and bonus of $99,373 in 2004. Mr. Wright’s son, Felix E. Wright II, is employed as Group Vice President of Sales. He was paid an aggregate salary and bonus of $89,476 in 2004. In addition to salary and bonus amounts, each of the foregoing employees also received benefits generally available to salaried executives.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of our common stock on February 21, 2005, by the Company’s Directors, the Chief Executive Officer and the other four most highly compensated executive officers, director nominees, and all directors and executive officers as a group.

	Common Stock
Directors and Executive Officers	Beneficially Owned(1)(2)		% of Class(3)
Raymond F. Bentele, Director	26,463		—
Ralph W. Clark, Director	12,811		—
Harry M. Cornell, Jr., Chairman Emeritus of the Board	5,152,739		2.7%
Jack D. Crusa, Senior Vice President and President—Specialized Products Segment	153,714		—
Robert Ted Enloe, III, Director	25,895		—
Richard T. Fisher, Vice Chairman of the Board	124,718		—
Karl G. Glassman, Executive Vice President and President—Residential Furnishings Segment and Director	241,996.1%
David S. Haffner, President and Chief Operating Officer and Director	1,231,698.6%
Robert A. Jefferies, Jr., Senior Vice President, Strategic Planning	886,461.5%
Joseph W. McClanathan, director nominee	0		—
Judy C. Odom, Director	6,570		—
Maurice E. Purnell, Jr., Director	42,328		—
Felix E. Wright, Chairman of the Board and Chief Executive Officer	3,390,421	(4)	1.8%
All executive officers and directors as a group (19 Persons)	11,897,443		6.0%

(1)	The shares shown above as beneficially owned include those shares the following persons have the right to acquire within 60 days from February 21, 2005 by way of option exercise: Mr. Bentele—21,909; Mr. Clark—6,537; Mr. Cornell—203,423; Mr. Crusa—132,977; Mr. Enloe—21,519; Mr. Fisher—6,537; Mr. Glassman—172,486; Mr. Haffner—612,216; Mr. Jefferies—477,762; Ms. Odom—4,694; Mr. Purnell—31,952; Mr. Wright—1,249,711; and all executive officers and directors as a group (19 Persons)—3,274,831.
(2)	The shares shown above as beneficially owned include phantom stock, or “stock units,” held on account under the Company’s Executive Deferred Stock Program, Executive Stock Unit Program and Deferred Compensation Program. Participants have no voting rights with respect to stock units. Ownership attributable to stock units is as follows: Mr. Bentele—178; Mr. Clark—89; Mr. Crusa—12,794; Mr. Fisher—6; Mr. Glassman—24,752; Mr. Haffner—173,416; Mr. Jefferies—117,834; Mr. Wright—343,019 and all executive officers and Directors as a group (19 persons)—721,146.
(3)	Beneficial ownership of less than .1% of the class is not shown.
(4)	Includes 95,572 shares held as trustee for the Felix S. and Opal Wright Unified Credit and GST Trust and 16,874 shares held as trustee for the Felix S. and Opal Wright Residuary Trust.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 21, 2005. The Company had 13,913 shareholders of record as of February 15, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. We must identify in this proxy statement those individuals for whom any of these reports was not filed in a timely manner.

On February 27, 2004, Duane W. Potter, an Advisory Director, acquired 174 shares of stock in an exempt transaction relating to his participation in one of the Company’s benefit plans prior to his retirement. The acquisition was inadvertently omitted from the Company’s internal report. The Form 4 reporting the acquisition was filed on March 22, 2004, promptly after the error was discovered.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance of options under all the Company’s equity compensation plans as of December 31, 2004. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders(1)	13,254,025	$13.61	8,399,689
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	13,254,025	$13.61	8,399,689

(1)(a)	This is an aggregate figure of stock issuable under the following plans:

Director Stock Option Plan. Includes 83,116 options outstanding. All options under this plan are granted in lieu of cash compensation otherwise payable to non-employee directors. The options are granted at a 50% discount to the market value of the Company’s stock on the date of grant and have a 15-year term. In December 2004, the Compensation Committee determined that no future awards would be granted under this plan. Accordingly, column (c) reflects zero shares available for this plan.

Flexible Stock Plan. Includes 11,417,164 options outstanding, 897,818 stock units convertible to common stock under the Executive Stock Unit Program, and 855,927 stock units convertible to common stock under the Executive Deferred Stock Program.

The 1989 Flexible Stock Plan is an omnibus plan that allows for the grant of various types of equity awards, including restricted stock. Grants of restricted stock are not subject to any limits under the plan, but the Company currently only grants restricted stock to its non-employee directors. The grants are made annually pursuant to a formula and vest after one year. To date, only 2,632 shares of restricted stock have been granted.

Pursuant to an evergreen provision in the current version of the Plan, shares equal to .5% of our outstanding stock on each January 1st are added to the number of shares available for issuance. However, the amended Plan submitted to shareholders for approval in Proposal Three of this proxy statement eliminates the evergreen provision.

(1)(b)	The stock units listed in column (a) are not reflected in this column. Approximately one-third of the total options outstanding in column (a) were granted to independent directors and key executives in lieu of compensation that otherwise would have been payable in cash. The discounted exercise price of these “purchased” options decreases the weighted-average exercise price of the options outstanding. If these outstanding discount deferred compensation options were excluded from the calculation, the weighted-average exercise price of our outstanding options would be $18.03.

(1)(c)	Shares available for future issuance include: 4,029,454 shares under the Flexible Stock Plan; 4,370,235 shares 1989 Discount Stock Plan; and zero shares under the Director Stock Option Plan. The 1989 Discount Stock Plan is a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

INDEPENDENT AUDITOR FEES AND SERVICES

The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2003 and 2004 are set forth below.

Type of Service	2004	2003
Audit Fees(1)	$2,960,032	$1,702,496
Audit-Related Fees(2)	$111,944	$153,349
Tax Fees(3)	$1,780,801	$978,640
All Other Fees(4)	$0	$159,319

Totals	$4,852,777	$2,993,804

The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services provided by the Company’s independent auditors. All services provided by PwC in 2004 were approved in accordance with the adopted procedures. Under the procedures, the Audit Committee has pre-approved specific audit-related and tax services, provided no individual engagement exceeds $200,000. The pre-approval requirement for all other services is waived if (i) the aggregate amount of the services constitutes no more than 5% of the total amount of revenues paid by the Company to the auditor during the fiscal year the services are provided; (ii) the services were not recognized by management to be non-audit services at the time of the engagement; and (iii) the services are promptly brought to the attention of the Audit Committee. There were no fees paid in 2004 for which the pre-approval requirement was waived.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

(1)	Includes: rendering an opinion on the Company’s consolidated financial statements and, in 2004, internal control; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters to underwriters; and services in connection with securities regulatory filings.
(2)	Includes: consulting on accounting and financial reporting issues; limited procedures reports related to agreements, arbitrations or special investigations; continuing professional education; audits of employee benefit plans; and due diligence and audit procedures related to acquisitions and joint ventures.
(3)	Includes: preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures.
(4)	In 2003, this category consisted primarily of internal audit services performed under engagement contracts entered into in the prior year (2002).

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four non-management directors who are independent as required by NYSE rules. The Audit Committee operates under a written charter adopted by the Board (a copy of which is attached as Appendix A).

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent auditors, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent auditors, selecting and retaining our independent auditors, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the independent auditors’ independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2004 Annual Report on Form 10-K.

Raymond F. Bentele (Chair)

Ralph W. Clark

Richard T. Fisher

Judy C. Odom

OTHER MATTERS

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

By Order of the Board of Directors

Ernest C. Jett

Secretary

Carthage, Missouri

March 23, 2005

Appendix A

AUDIT COMMITTEE CHARTER

OF THE

LEGGETT & PLATT, INCORPORATED

BOARD OF DIRECTORS

Purpose

The Audit Committee will assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditor, and (5) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements.

Membership

The Committee will be composed of at least three members of the Board of Directors, all of whom are independent as determined in accordance with the New York Stock Exchange Listing Standards and the Sarbanes-Oxley Act of 2002 (“Sarbox”). All members must be financially literate and at least one member must be a “financial expert” pursuant to Section 407 of Sarbox. No Committee member may serve on the audit committee of more than three public companies without Board approval.

The Board will appoint Committee members annually. The Board may remove Committee members at any time, with or without cause, by a majority vote. The Board will fill any vacancy on the Committee. During a vacancy, the remaining members will have full power to act as the Committee.

The Board will appoint a Committee Chairman annually. If the Chairman is absent from a meeting, the Committee may, by majority vote of those members present, designate one of its members to serve as acting Chairman for the meeting.

To the extent permitted by applicable law, the Committee may delegate duties and responsibilities to one or more members or subcommittees as it deems appropriate.

Meetings

The Committee will meet each quarter prior to the filing of each quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, and at such other times as it deems appropriate. Meetings may be conducted by teleconference.

A majority of members present at a meeting will constitute a quorum. If a quorum is present, the majority vote of those Committee members present at the meeting will be sufficient to adopt a resolution or otherwise take action.

The Company’s independent auditor and internal auditors will attend at least four of the Committee’s meetings each year. The Committee may request members of management or others to attend meetings and provide such information as the Committee deems appropriate.

The Secretary of the Company will attend and keep written minutes of Committee meetings, unless matters to be discussed at the meeting make it appropriate to excuse him. If the Secretary is excused, a member of the Committee will provide to the Secretary minutes of the meeting or information sufficient to prepare minutes.

Duties and Responsibilities

The duties and responsibilities of the Committee include the following:

(a)	The Committee will be responsible for the appointment, compensation, retention and oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting. The independent auditor will report directly to the Committee.

The Committee will nominate the independent auditor to be proposed for shareholder approval in any proxy statement. In performing this responsibility, the Committee will meet with and solicit the opinions of management.

The Committee will pre-approve all audit and non-audit services to be rendered by the independent auditors. However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by the Company to the auditor during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company as non-audit services at the time of the engagement, and (iii) such services are promptly brought to the attention of the Committee and, prior to completion of the audit, are approved by the Committee or by one or more Committee members who have been delegated authority to grant approvals. Approval of non-audit services to be performed by the independent auditor will be disclosed in the applicable SEC reports filed by the Company. The Committee may delegate pre-approval authority for certain services to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Committee at its next meeting.

(b)	At least annually, obtain and review a report by the independent auditor describing: (i) the firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audit carried out by the firm, and any steps taken to deal with such issues, and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the Company. After reviewing this report and the independent auditor’s work throughout the year, the Committee will evaluate the auditor’s qualifications, performance and independence. This evaluation will include a review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Committee will take into account the opinions of management and internal auditors. The Committee will also consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the independent auditor. The Committee will present its conclusions regarding the independent auditor to the Board.

Confirm that neither the lead audit partner nor the primary reviewing partner of the independent auditor has performed audit services for the Company for each of the five previous fiscal years.

Confirm that none of the Company’s CEO, CFO, Chief Accounting Officer, Controller or equivalent officers were employed by the independent auditor and participated in any capacity in the audit of the Company during the one-year period preceding the initiation of the audit.

(c)	Meet to review and discuss the quarterly financial statements and annual audited financial statements with management and the independent auditor, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

While the fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditor, the Committee will review: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and the treatment preferred by the independent auditor, (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and (iv) earnings press releases (paying particular attention to any use of pro-forma information and non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

Review the independent auditor’s report required by Section 204 of Sarbox, describing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the auditor and management, such as any management letter or schedule of unadjusted differences.

(d)	Review quarterly with the Company’s CEO and CFO (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, (ii) any material weakness in the Company’s internal controls, (iii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

(e)	Review annually with management and the independent auditor (i) the internal control report contained in the Company’s annual report or Form 10-K regarding management’s assessment of the effectiveness of the internal control structure and procedures of the Company for financial reporting, and (ii) the attestation and report of the independent auditor regarding management’s assessment of internal controls.

(f)	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

(g)	As the Committee determines necessary to carry out its duties, it may obtain advice and assistance from independent counsel and other advisers as well as the Company’s, legal, accounting or other advisers.

(h)	The Company will provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the Company’s independent auditor, (ii) compensation to any advisers employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

(i)	Discuss policies regarding risk assessment and risk management. While it is the job of Company management to assess and manage the Company’s exposure to risk, the Committee will discuss guidelines and policies that govern the process. This discussion may include the Company’s financial risk exposures and the steps management has taken to monitor and control exposures. The Committee is not required to be the sole body responsible for risk assessment and management.

(j)	Meet separately, periodically, with management, with internal auditors and with the independent auditors.

(k)	Review with the independent auditor any audit problems or difficulties and management’s response, as well as any other matters required to be communicated to the Committee under Statement of Auditing Standards 61. The Committee will regularly review with the independent auditor any difficulties the auditor encountered in the course of the audit, including any restrictions on the scope of the auditor’s activities or on access to requested information, and any significant disagreements with management. The Committee also will review the coordination between the outside auditors and the Company’s internal auditors.

(l)	Review the annual audit scope, audit results, responsibilities, budget and staffing of the Company’s internal audit function.

(m)	Set clear hiring policies for employees or former employees of the independent auditor.

(n)	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

(o)	Prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.

(p)	Report regularly to the Board of Directors, including significant actions taken by the Committee. The report will include any significant issues arising with respect to (i) the quality or integrity of the Company’s financial statements, (ii) the Company’s compliance with legal or regulatory requirements, (iii) the performance and independence of the Company’s independent auditors, or (iv) the performance of the internal audit function.

Report to the Board whether the Committee recommends inclusion of the audited financial statements in the Company’s annual report on Form 10-K.

(q)	Conduct an annual performance evaluation of the Committee.

(r)	Meet at least annually with the Company’s Chief Compliance Officer and General Counsel to review the Company’s compliance with various laws and regulations and to review the distribution and acknowledgement of the Company’s Business Policies Manual.

While the Audit Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for auditing the Company’s financial statements or making determinations that the financial statements (i) are complete and accurate, (ii) are prepared in accordance with GAAP, or (iii) fairly present the Company’s financial condition, results of operations and cash flow. These duties are the responsibility of management and the independent auditors. Further, management is responsible for implementing adequate internal accounting and disclosure controls and procedures and for preparing the Company’s financial statements.

Appendix B

LEGGETT & PLATT, INCORPORATED

FLEXIBLE STOCK PLAN

(Amended and Restated, Effective as of May 4, 2005)

1.	ESTABLISHMENT OF PLAN			B-3
	1.1	Name		B-3
	1.2	Purpose		B-3
	1.3	Effective Date and Term		B-3

2.	DEFINITIONS			B-3
	2.1	General Definitions		B-3
		(a)	Affiliate	B-3
		(b)	Agreement	B-3
		(c)	Award	B-3
		(d)	Board	B-3
		(e)	Change in Control	B-3
		(f)	Code	B-3
		(g)	Company	B-3
		(h)	Committee	B-4
		(i)	Common Stock	B-4
		(j)	Employee	B-4
		(k)	Employer	B-4
		(l)	Exchange Act	B-4
		(m)	Fair Market Value	B-4
		(n)	Fiscal Year	B-4
		(o)	Parent	B-4
		(p)	Participant	B-4
		(q)	SEC	B-4
		(r)	Share	B-4
		(s)	Subsidiary	B-4

3.	COMMON STOCK			B-4
	3.1	Number of Shares		B-4
	3.2	Reusage		B-4
	3.3	Adjustments		B-4
	3.4	Tax Code Limits		B-5

4.	PARTICIPANTS AND ELIGIBILITY			B-5
	4.1	Participants		B-5
	4.2	Eligibility		B-5

5.	ADMINISTRATION			B-5
	5.1	Committee		B-5
	5.2	Authority		B-6
	5.3	Delegation		B-6

6.	OPTIONS			B-6
	6.1	Description		B-6
	6.2	ISOs		B-6
	6.3	NQSOs		B-6

7.	STOCK APPRECIATION RIGHTS		B-6
	7.1	Description	B-6

8.	RESTRICTED STOCK		B-7
	8.1	Description	B-7
	8.2	Voting Rights	B-7
	8.3	Dividends	B-7
	8.4	Price of Restricted Stock	B-7
	8.5	Non-Transferability	B-7

9.	STOCK UNITS		B-7
	9.1	Description	B-7
	9.2	Dividend Equivalents	B-7
	9.3	Price of Stock Units	B-7

10.	PERFORMANCE AWARDS		B-7
	10.1	Description	B-7

11.	OTHER STOCK BASED AWARDS AND OTHER AWARDS		B-7
	11.1	Other Stock Based Awards	B-7
	11.2	Other Awards	B-7

12.	AGREEMENTS AND PROVISIONS OF AWARDS		B-8
	12.1	Grant Evidenced by Agreement	B-8
	12.2	Provisions of Agreement	B-8
	12.3	Performance Conditions	B-8
	12.4	Payment	B-8
	12.5	Deferral	B-8
	12.6	Withholding	B-8
	12.7	Tandem Awards	B-8

13.	AMENDMENT AND TERMINATION OF PLAN		B-9
	13.1	Amendment and Termination	B-9

14.	MODIFICATION OR TERMINATION OF AWARDS		B-9
	14.1	General	B-9
	14.2	Committee’s Right	B-9
	14.3	Replacement	B-9
	14.4	No Repricing	B-9

15.	CHANGE IN CONTROL		B-9
	15.1	Right of Committee	B-9

16.	MISCELLANEOUS PROVISIONS		B-9
	16.1	Headings and Subheadings	B-9
	16.2	Governing Law	B-9
	16.3	Purchase for Investment	B-10
	16.4	No Employment Contract	B-10
	16.5	No Effect on Other Benefits	B-10
	16.6	Conflicts in Plan	B-10

17.	CODE SECTION 162(m) PROVISIONS		B-10
	17.1	Application to Covered Employee	B-10
	17.2	Performance Goals	B-10
	17.3	Adjustment of Payment	B-10
	17.4	Other Restrictions	B-10

LEGGETT & PLATT, INCORPORATED

FLEXIBLE STOCK PLAN

(Amended and Restated, Effective as of May 4, 2005)

1. ESTABLISHMENT OF PLAN

1.1 Name. The plan, formerly known as the “Leggett & Platt 1989 Flexible Stock Plan,” will be the “Leggett & Platt, Incorporated Flexible Stock Plan” (the “Plan”) as of the Effective Date.

1.2 Purpose. The purpose of the Plan is to advance the Company’s long-term interests by providing awards that allow the Company to attract and retain valuable employees, align the interests of directors, employees and other key individuals with the interests of shareholders, and reward outstanding performance.

1.3 Effective Date and Term. This amended and restated Plan (the “2005 Restatement”) will become effective as of May 4, 2005, subject to approval by the Company’s shareholders, and shall continue in full force and effect until the tenth anniversary of the Effective Date.

2. DEFINITIONS

2.1 General Definitions. Unless otherwise specifically defined or unless the context clearly otherwise requires, the words and phrases used in the Plan are defined as set forth below. In addition to the definitions below, certain words and phrases used in the Plan and any agreement may be defined in other portions of the Plan or agreement.

(a) Affiliate. A Parent, Subsidiary, or any directly or indirectly owned partnership or limited liability company of the Company.

(b) Agreement. The document that evidences the grant of any Award under the Plan and sets forth the terms, conditions, and restrictions relating to, such Award.

(c) Award. Any Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Award, Other Stock Based Award or Other Award granted or acquired pursuant to the Plan.

(d) Board. The Board of Directors of the Company.

(e) Change in Control. Change in Control shall mean the acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following the sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary. Notwithstanding the foregoing, to the extent necessary for compliance with Code Section 409A, Change in Control shall mean an event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Code.

(f) Code. The Internal Revenue Code of 1986, as amended.

(g) Company. Leggett & Platt, Incorporated.

(h) Committee. The Committee described in Section 5.1 or, in the absence of the Committee, the Board.

(i) Common Stock. The Company’s $.01 par value Common Stock.

(j) Employee. Any person employed by the Employer.

(k) Employer. The Company and all Affiliates.

(l) Exchange Act. The Securities Exchange Act of 1934, as amended.

(m) Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

(n) Fiscal Year. The Company’s taxable year, which is the calendar year.

(o) Parent. Any entity (other than the Company or a Subsidiary) in an unbroken chain of entities ending with the Company, if, at the time of the grant of an Option or other Award, each of the entities (other than the Company or a Subsidiary) owns 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other entities in such chain.

(p) Participant. An individual who is granted an Award under the Plan, and any beneficiary or authorized transferee of such individual.

(q) SEC. The Securities and Exchange Commission.

(r) Share. A share of Common Stock.

(s) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.

3. COMMON STOCK

3.1 Number of Shares. The number of Shares available for grant as an Award pursuant to the Plan after the Effective Date of this 2005 Restatement shall be the sum of (a) all outstanding Awards previously granted under the Plan on the Effective Date, (b) all Shares authorized and available for issuance or grant as Awards immediately prior to the Effective Date and (c) 6,000,000 Shares. Shares may be authorized but unissued Shares, Shares held in the treasury, or both. Notwithstanding the preceding sentence, only Shares held in the treasury may be used to provide an Award to a Participant if the use of authorized but unissued Shares would violate any applicable law, rule or regulation.

3.2 Reusage. If an Award is settled in cash, expires, or is terminated, surrendered, cancelled or forfeited before Shares have been issued, or if Shares issued under the Plan are later forfeited and reacquired by the Company, the Shares covered by such Awards shall again be available for use under the Plan. In addition, Shares delivered to the Company by a Participant as payment of the exercise price for any Option, whether by actual delivery or attestation, shall again be available for use under the Plan.

3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares, the total number of Shares reserved for issuance under the Plan, the maximum number of Shares issuable for a given type of Award or to an individual Participant, and any outstanding Awards granted under the Plan and the price thereof, if any, shall be appropriately adjusted by the Committee; provided that the number of Shares subject to an award shall always be a whole number.

3.4 Tax Code Limits. The aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. The aggregate number of Shares subject to Restricted Stock, Performance Awards, or Stock Unit Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3.3, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

4. PARTICIPANTS AND ELIGIBILITY

4.1 Participants. Awards may be granted to:

(a) Employees;

(b) non-employee directors of the Company;

(c) employees and owners of entities that are not Affiliates but that have a direct or indirect ownership interest in an Employer or in which an Employer has a direct or indirect ownership interest;

(d) individuals and entities who are customers and suppliers of an Employer or who render services to an Employer; and

(e) individuals who have ownership or business affiliations with any individual or entity previously described.

4.2 Eligibility. The Participants and the Awards they receive under the Plan shall be determined by the Committee. In making its determinations, the Committee shall consider any factors it deems relevant in selecting Participants and determining the amount and type of their respective Awards. Such factors shall include, but are not limited to, past, present and expected future contributions of Participants and potential Participants to the Employer. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The Committee’s grant of an Award to a Participant in any year shall not require the Committee to grant an Award to that Participant in any other year.

5. ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 of the Exchange Act and who are “outside directors” as defined in Code section 162(m)(4) and the applicable Treasury Regulations. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All determinations of the Committee shall be final and binding on all persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. No member of the Board or any of its Committees shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

5.2 Authority. Subject to the terms of the Plan and such resolutions as may from time to time be adopted by the Board, the Committee shall have full power and discretion to:

(a) determine the Participants to whom Awards may be granted;

(b) determine the type of Award to be granted to each Participant;

(c) determine the number of Shares to be covered by each Award;

(d) determine the terms and conditions of any Award;

(e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or cancelled or suspended;

(f) determine, in accordance with applicable law, whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(g) interpret and administer the terms of the Plan and any instrument or Agreement entered into under the Plan;

(h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i) make any other determination and take any other action it deems necessary or desirable for administration of the Plan.

5.3 Delegation. The Committee may delegate all or any part of its authority under the Plan to any Employee or committee, except that it may not delegate any action related to grants of Awards to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code section 162(m)(3).

6. OPTIONS

6.1 Description. An Option is a right to purchase a number of Shares at a price, at such times, and upon such other terms and conditions specified in the documents evidencing the Award. The Committee may grant Options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified options (“NQSOs”) under the Plan. Except as otherwise provided in Sections 6.2 and 6.3, the terms and conditions of all Options shall be determined by the Committee.

6.2 ISOs. The number of shares for which ISOs may be granted on or after the Effective Date shall not exceed 6,000,000 Shares subject to adjustment pursuant to Section 3.3. Each ISO must be granted to an Employee for a term not to exceed ten years from the date of grant. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The terms of an ISO shall meet all requirements of Section 422 of the Code.

6.3 NQSOs. The purchase price for Shares under any NQSO shall not be less than the par value of the Common Stock.

7. STOCK APPRECIATION RIGHTS

7.1 Description. A Stock Appreciation Right (“SAR”) gives a Participant the right to receive, for each SAR exercised, an amount equal to the excess of the Fair Market Value of a Share on the date the SAR is exercised and the Fair Market Value of a Share on the date the SAR was granted. SARs may be settled in cash or in stock, as determined by the Committee, and are subject to the terms and conditions expressed in the document evidencing the Award.

8. RESTRICTED STOCK

8.1 Description. A Restricted Stock Award is an award of Shares, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Restricted Stock may be issued in certificate form or held in book entry on the records of the Company’s transfer agent and registrar. If Restricted Stock is issued in certificate form, the Shares may be held by the Company as escrow agent until the restrictions on such Shares have lapsed or the Company may require the certificate to bear a legend stating that such Shares are non-transferable until all restrictions have been satisfied and the legend has been removed.

8.2 Voting Rights. Recipients of Restricted Stock shall have full voting rights with respect to such Shares during the restriction period, unless otherwise determined by the Committee.

8.3 Dividends. Recipients of Restricted Stock shall be entitled to receive dividends and other distributions with respect to such Shares during the restriction period, unless otherwise determined by the Committee. Dividends may be paid in cash or in stock, at the Committee’s discretion. If paid in stock, the dividend Shares shall be subject to the same restrictions as the Shares of Restricted Stock with respect to which they were paid.

8.4 Price of Restricted Stock. As permitted under applicable law, the Committee shall determine the price, if any, at which Restricted Stock shall be sold or awarded to Participants.

8.5 Non-Transferability. Shares of Restricted Stock shall not be transferable during the restriction period.

9. STOCK UNITS

9.1 Description. A Stock Unit Award is the award of a right to receive Shares, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Stock Units may be settled in cash or in stock, as determined by the Committee. Stock Units represent an unfunded and unsecured obligation of the Company. Participants shall have no rights as a shareholder with respect to Stock Units until such Stock Units have been converted to Shares and delivered to the Participant.

9.2 Dividend Equivalents. Stock Units may accrue dividend equivalents, as determined by the Committee.

9.3 Price of Stock Units. As permitted under applicable law, the Committee shall determine the price, if any, at which Stock Units shall be sold or awarded to Participants.

10. PERFORMANCE AWARDS

10.1 Description. A Performance Award entitles a Participant to receive a specified number of Shares or cash equal to the Fair Market Value of such Shares at the end of a performance period, as specified in the document evidencing the Award. The ultimate number of Shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

11. OTHER STOCK BASED AWARDS AND OTHER AWARDS

11.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

11.2 Other Awards. The Committee shall have the right to provide types of Awards under the Plan in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan was established.

12. AGREEMENTS AND PROVISIONS OF AWARDS

12.1 Grant Evidenced by Agreement. The grant of any Award under the Plan may be evidenced by an Agreement which shall describe the specific Award granted and the terms and conditions of the Award. If required by the Committee, the granting of any Award may be subject to, and conditioned upon, the recipient’s execution of any Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan in effect on the date of the Award, unless otherwise specified in the Agreement or in any amendment to the Plan or the Agreement.

12.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine necessary or appropriate for the Award, which may include: description of the type of Award; the Award’s duration; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Award of the Participant’s death or termination of employment; the Award’s conditions; when, if, and how any Award may be forfeited, converted into another Award, modified, exchanged for another Award, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

12.3 Performance Conditions. The Committee may require the satisfaction of certain performance criteria as a condition to the grant or vesting of any Award provided under the Plan.

12.4 Payment. Upon the exercise of any Option or in the case of any Award that requires a payment to the Company, the amount due the Company is to be paid:

(a) in cash;

(b) by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due the Company;

(c) in other property, rights and credits, including the Participant’s promissory note; or

(d) by any combination of the payment methods specified in (a), (b) and (c) above.

Notwithstanding the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or to the extent so provided in an Agreement. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Awards shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.5 Deferral. Subject to the requirements of Code section 409A, the right to receive any Award under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends or dividend equivalents on deferrals denominated in Shares.

12.6 Withholding. The Company may, at the time any distribution is made under the Plan, or at the time any Option is exercised, or at any time required by law, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount (up to such maximum as necessary to avoid a charge to the Company for financial reporting purposes) necessary to satisfy tax withholding requirements with respect to such distribution or exercise of such Options. The Committee or the Company may, at any time, require a Participant to tender the Company cash in the amount necessary to comply with any such withholding requirements.

12.7 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Award may be granted in tandem with an ISO except a Stock Appreciation Right.

13. AMENDMENT AND TERMINATION OF PLAN

13.1 Amendment and Termination. The Board shall have the sole right and power to amend or terminate the Plan at any time, except that the Board may not amend the Plan, without approval of the shareholders of the Company, in a manner that would cause Options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law.

14. MODIFICATION OR TERMINATION OF AWARDS

14.1 General. Subject to the provisions of Section 14.2, the amendment or termination of the Plan shall not adversely affect a Participant’s right to any Award granted prior to such amendment or termination.

14.2 Committee’s Right. Any Award granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Award was granted. The Committee shall have the right to cancel any Award issued to a Participant if the Participant violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her individual employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement; or, if during the period of employment or service, Participant establishes a relationship with a competitor of the Company or engages in activity that is in conflict with or adverse to the interest of the Company, as determined by the Company in its sole discretion.

14.3 Replacement. The Committee may permit a Participant to elect to surrender an Award in exchange for a new Award. However, the Committee may not cancel an outstanding Option that is underwater for the purpose of reissuing the Option to the Participant at a lower exercise price or granting a replacement Award of a different type.

14.4 No Repricing. Other than as provided in Section 3.3, the exercise price of an Option or SAR may not be reduced without shareholder approval.

15. CHANGE IN CONTROL

15.1 Right of Committee. To maintain a Participant’s rights in the event of a Change in Control, the Committee may, in any Agreement evidencing an Award, or at any time prior to or simultaneously with or after a Change in Control, provide such protection as it may deem necessary. Without in any way limiting the generality of the foregoing, the Committee may:

(a) provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee;

(b) provide for the purchase of such Award, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Award had such Award been currently exercisable or payable;

(c) make such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(d) cause the Awards then outstanding to be assumed, or new Awards substituted therefore, by the surviving corporation in such change.

16. MISCELLANEOUS PROVISIONS

16.1 Headings and Subheadings. The headings and subheadings contained in the Plan are included only for convenience and shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

16.2 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

16.3 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

16.4 No Employment Contract. The adoption of the Plan or grant of an Award under the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

16.5 No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

16.6 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to an Award, the provisions in the Section of the Plan which specifically grants such Award shall control those in a different Section.

17. CODE SECTION 162(m) PROVISIONS

17.1 Application to Covered Employee. Notwithstanding any other provision of the Plan, if the Committee determines at the time an Option, a SAR, Restricted Stock, a Performance Award or a Stock Unit Award is granted to a Participant who is then an officer that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, then the Committee may provide that this Section 17 is applicable to such Award.

17.2 Performance Goals. Restricted Stock, Performance Awards and Stock Unit Awards may be made subject to the achievement of performance goals established by the Committee relating to one or more business criteria (the “Performance Criteria”) pursuant to Section 162(m) of the Code. Performance Criteria may be applied to the Company, an Affiliate, a Subsidiary, or any combination thereof and may be measured relative to a peer group, an index or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time. Performance Criteria are: (a) revenue; (b) operating income or net operating income; (c) return on equity; (d) return on assets or net assets; (e) cash flow; (f) share price performance; (g) return on capital; (h) earnings; (i) earnings per share; (j) total shareholder return; (k) economic value added; (l) economic profit; or (m) ratio of operating earnings to capital spending. The Committee may appropriately adjust the evaluation of performance to include or exclude certain items identified in the Company’s quarterly or annual reports, including but not limited to: (i) extraordinary, unusual or non-recurring items; (ii) gains or losses on the disposition of a business; (iii) the effects of changes in tax or accounting regulations; (iv) the effects of mergers or acquisitions; or (v) asset write-downs.

17.3 Adjustment of Payment. Notwithstanding any provision of the Plan other than Section 15, with respect to any Restricted Stock, Performance Award or Stock Unit Award that is subject to this Section 17, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

17.4 Other Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 17 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

Driving Directions to the Cornell Conference Center

C/O UMB Bank, N.A. P.O. Box 410064 Kansas City, MO 64141-0064

Your vote is important. Please vote immediately.

Vote by Internet Vote by Telephone

Log on to the Internet and go to http://www.eproxyvote.com/leg Have your proxy card in hand when you access the website and follow the instructions.

Call toll-free 1-800-758-6973

Have your proxy card in hand when you call and follow the instructions.

If you vote over the Internet or by telephone, please do not mail your card.

Vote by Mail

Mark, sign and date the proxy card. Detach the proxy card and return it in the postage-paid envelope.

DETACH CARD DETACH CARD

LEGCM

X Please mark votes as in this example.

LEGGETT & PLATT, INCORPORATED

FOR ALL NOMINEES

1. Election of Directors–Nominees: WITHHELD FROM ALL NOMINEES

(01) Raymond F. Bentele (07) David S. Haffner

For all nominees except as noted above

(02) Ralph W. Clark (08) Joseph W. McClanathan

(03) Harry M. Cornell, Jr. (09) Judy C. Odom 2. The ratification of the Board’s appointment of FOR AGAINST ABSTAIN

(04) Robert Ted Enloe, III (10) Maurice E. Purnell, Jr. PricewaterhouseCoopers LLP as the Company’s

(05) Richard T. Fisher (11) Felix E. Wright independent auditors for the year ending December

(06) Karl G. Glassman 31, 2005.

FOR AGAINST ABSTAIN

3. The approval of an amendment and restatement of

the Company’s Flexible Stock Plan.

This proxy will be voted as specified. If no specification is made, this proxy will be voted for all proposals and in the discretion of the proxies upon such other business as may properly come before the meeting and any adjournment thereof.

Please be sure to sign and date this Proxy. Date

Shareholder sign here Co-owner sign here

Leggett & Platt, Incorporated

Dear Shareholder,

Enclosed is material relating to the Company’s 2005 Annual Meeting of Shareholders, which will be held on May 4, 2005 at the Company’s headquarters in Carthage, Missouri. The Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. The business includes three proposals of the Board of Directors: (1) the election of directors; (2) the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2005; and (3) the approval of an amendment and restatement of the Company’s Flexible Stock Plan.

The Board recommends that you vote “FOR” each of the proposals.

You can vote in one of three ways: (1) by Internet at www.eproxyvote.com/leg; or (2) by telephone at 1-800-758-6973 (available 24 hours a day, 7 days a week); or (3) by marking, signing, dating and returning your proxy card in the accompanying postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

Additionally, if you would like to receive future proxy materials and other Company communications electronically via the Internet, please provide your consent at www.econsent.com/leg or follow the instructions on the voting website, www.eproxyvote.com/leg.

Your votes are important to us. We look forward to hearing from you.

DETACH CARD DETACH CARD

LEGGETT & PLATT, INCORPORATED

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Felix E. Wright, David S. Haffner and Ernest C. Jett, or any one of them, with full power of substitution, as attorneys-in-fact of the undersigned to vote the shares of stock of which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company’s Corporate Headquarters, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 4, 2005, at 10:00 a.m. local time and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) on the reverse side of this card. If stock is jointly owned, both parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Exhibit A

VOTING INSTRUCTIONS TO THE COMMITTEE ADMINISTERING

THE LEGGETT & PLATT, INCORPORATED

STOCK BONUS PLAN

I hereby instruct the Committee to vote all shares of Common Stock of Leggett & Platt, Incorporated credited to my accounts in the Leggett & Platt, Incorporated Stock Bonus Plan as of February 28, 2005, at the Annual Meeting of Common Shareholders to be held on May 4, 2005, and at any adjournment thereof, on the following matters, all as set forth in the Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS

(1)	ELECTION OF DIRECTORS

Raymond F. Bentele; Ralph W. Clark; Harry M. Cornell, Jr.; R. Ted Enloe, III;

Richard T. Fisher; Karl G. Glassman; David S. Haffner; Joseph W. McClanathan;

Judy C. Odom; Maurice E. Purnell, Jr.; Felix E. Wright

	FOR ALL NOMINEES (except those listed)	☐ WITHHOLD AUTHORITY	(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name on the space provided below.)

______________________________________________________
The Board of Directors recommends a vote FOR all director nominees listed.

(2)	PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE FLEXIBLE STOCK PLAN

☐ FOR ☐ AGAINST ☐ ABSTAIN

(4)	IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

Please sign EXACTLY as your name appears on the mailing label. The shares represented hereby will be voted as you specify. IF YOU GIVE NO INSTRUCTIONS OR IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THE CORPORATE HUMAN RESOURCES DEPARTMENT ON OR BEFORE APRIL 22, 2005, THE COMMITTEE WILL DIRECT THE TRUSTEE TO VOTE THE SHARES CREDITED TO YOUR ACCOUNTS ON ALL PROPOSALS LISTED ABOVE AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Participant

Date